Exhibit 10.7

==========================================================================

                              CREDIT AGREEMENT

                          Dated as of July 24, 2003

                                    among

                                 NBTY, INC.,
                                the Borrower,

                       The Several Lenders from Time
                           to Time Parties Hereto,

                            JPMORGAN CHASE BANK,
                as Administrative Agent and Collateral Agent,

                                     and

                            FLEET NATIONAL BANK,
                            as Syndication Agent

                        ----------------------------

                        J.P. MORGAN SECURITIES INC.,
              as Joint Lead Bookrunner and Joint Lead Arranger

                           FLEET SECURITIES, INC.,
              as Joint Lead Bookrunner and Joint Lead Arranger

==========================================================================

                              TABLE OF CONTENTS

                                                                       Page
                                                                       ----

SECTION 1.  DEFINITIONS                                                   2
1.1.        Defined Terms                                                 2
1.2.        Other Definitional Provisions                                24

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS                               25

2.1.        Revolving Credit Commitments                                 25
2.2.        Procedure for Revolving Credit Borrowing                     25
2.3.        Repayment of Revolving Credit Loans; Evidence of Debt        26
2.4.        Termination or Reduction of Revolving Credit Commitments     27
2.5.        Swing Line Commitment                                        27
2.6.        Term Loan Commitments                                        29
2.7.        Procedure for Term Loan Borrowing                            29
2.8.        Repayment of Term Loans; Evidence of Debt                    30

SECTION 3. LETTERS OF CREDIT                                             32

3.1.        Letters of Credit                                            32
3.2.        Procedure for Issuance of Letters of Credit                  33
3.3.        Participating Interests                                      33
3.4.        Payments                                                     33
3.5.        Further Assurances                                           34
3.6.        Obligations Absolute                                         34
3.7.        Letter of Credit Application                                 35
3.8.        Purpose of Letters of Credit                                 35

SECTION 4. GENERAL PROVISIONS                                            35

4.1.        Interest Rates and Payment Dates                             35
4.2.        Conversion and Continuation Options                          36
4.3.        Minimum Amounts of Tranches                                  37
4.4.        Optional and Mandatory Prepayments                           37
4.5.        Commitment Fees; Other Fees                                  39
4.6.        Computation of Interest and Fees                             40
4.7.        Inability to Determine Interest Rate                         40
4.8.        Pro rata Treatment and Payments                              41
4.9.        Illegality                                                   43
4.10.       Increased Costs                                              43
4.11.       Indemnity                                                    45
4.12.       Taxes                                                        45

4.13.       Use of Proceeds                                              47
4.14.       Change in Lending Office; Replacement of Lender              47
4.15.       Break Funding Payments                                       48

SECTION 5. REPRESENTATIONS AND WARRANTIES                                48

5.1.        Financial Condition; Accuracy of Public Information          48
5.2.        No Change                                                    49
5.3.        Corporate Existence; Compliance with Law                     49
5.4.        Corporate Power; Authorization; Enforceable Obligations      50
5.5.        No Legal Bar                                                 50
5.6.        No Material Litigation                                       51
5.7.        No Default                                                   51
5.8.        Ownership of Property; Liens                                 51
5.9.        Intellectual Property                                        52
5.10.       Taxes                                                        52
5.11.       Federal Regulations                                          52
5.12.       ERISA                                                        52
5.13.       Investment Company Act; Public Utility Holding Company Act;
            Other Regulations                                            53
5.14.       Subsidiaries                                                 53
5.15.       Environmental Matters                                        53
5.16.       Solvency                                                     54
5.17.       Security Documents                                           54
5.18.       Insurance                                                    55
5.19.       Affiliate Transactions                                       55
5.20.       Accuracy of Information                                      55

SECTION 6. CONDITIONS PRECEDENT                                          56

6.1.        Conditions to Closing Date                                   56
6.2.        Conditions to Each Extension of Credit                       60

SECTION 7. AFFIRMATIVE COVENANTS                                         60

7.1.        Financial Statements                                         61
7.2.        Certificates; Other Information                              61
7.3.        Payment of Obligations                                       62
7.4.        Maintenance of Existence                                     62
7.5.        Maintenance of Property; Insurance                           63
7.6.        Inspection of Property; Books and Records; Discussions       63
7.7.        Notices                                                      63
7.8.        Environmental Laws                                           64
7.9.        Additional Subsidiaries; Additional Collateral               64
7.10.       Rexall Purchase Agreement Remedies                           65
7.11.       Post-Closing Obligations                                     65

SECTION 8. NEGATIVE COVENANTS    66

8.1.        Financial Condition Covenants                                66
8.2.        Limitation on Indebtedness                                   67
8.3.        Limitation on Liens                                          68
8.4.        Limitation on Guarantee Obligations                          70
8.5.        Limitation on Fundamental Changes                            70
8.6.        Limitation on Sale of Assets                                 71
8.7.        Limitation on Dividends and Other Restricted Payments        71
8.8.        Limitation on Capital Expenditures                           72
8.9.        Limitation on Investments, Loans and Advances                72
8.10.       Limitation on Optional Payments and Modifications of Debt
             Instruments                                                 73
8.11.       Limitation on Transactions with Affiliates                   73
8.12.       Limitation on Sales and Leasebacks                           73
8.13.       Limitation on Changes in Fiscal Year                         73
8.14.       Limitation on Negative Pledge Clauses                        74
8.15.       Limitation on Lines of Business                              74
8.16.       Hedging Agreements                                           74
8.17.       Rexall Acquisition                                           74

SECTION 9. EVENTS OF DEFAULT                                             74

SECTION 10. THE AGENTS AND THE ARRANGERS                                 78

10.1.       Appointment                                                  78
10.2.       Delegation of Duties                                         78
10.3.       Exculpatory Provisions                                       78
10.4.       Reliance by Agents                                           79
10.5.       Notice of Default                                            79
10.6.       Non-Reliance on Agents and Other Lenders                     80
10.7.       Indemnification                                              80
10.8.       Agent in Its Individual Capacity                             81
10.9.       Successor Agents                                             81
10.10.      Issuing Lender                                               81

SECTION 11. MISCELLANEOUS                                                81

11.1.       Amendments and Waivers                                       81
11.2.       Notices                                                      83
11.3.       No Waiver; Cumulative Remedies                               84
11.4.       Survival                                                     85
11.5.       Payment of Expenses and Taxes                                85
11.6.       Successors and Assigns; Participation and Assignments        86
11.7.       Adjustments; Set-off                                         89

11.8.       Counterparts                                                 89
11.9.       Severability                                                 90
11.10.      Integration                                                  90
11.11.      GOVERNING LAW                                                90
11.12.      Submission to Jurisdiction; Waivers                          90
11.13.      Acknowledgements                                             91
11.14.      WAIVERS OF JURY TRIAL                                        91
11.15.      Confidentiality                                              91
11.16.      Designation of Senior Indebtedness                           92

SCHEDULES:
----------

I           Commitments; Addresses
II          Domestic Subsidiaries; Foreign Subsidiaries
5.1         Contingent Liabilities
5.4         Consents
5.6         Litigation
5.8         Real Property Owned and Leased
5.10        Tax Filings and Payments
5.18        Insurance
5.19        Certain Affiliate Transactions
6.1(u)      Indebtedness
7.11        Accounts Subject to Control Agreements
8.2         Existing Indebtedness
8.3         Existing Liens
8.4         Existing Guarantee Obligations
8.6(d)      Property To Be Sold
8.9(e)      Existing Investments

EXHIBITS:

A-1         Form of Revolving Credit Note
A-2         Form of Swing Line Note
A-3         Form of Term A Note
A-4         Form of Term B Note
B           Form of Guarantee and Collateral Agreement
C           Form of Swing Line Loan Participation Certificate
D           Form of Assignment and Acceptance
E-1         Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP
E-2         Form of Opinion of Irene Fisher, General Counsel to the
             Borrower
F           Form of Closing Certificate
G           Form of Administrative Questionnaire
H           Form of Landlord's Lien Waiver, Access Agreement and Consent

      CREDIT AGREEMENT, dated as of July 24, 2003, among NBTY, INC., a Delaware corporation (the "Borrower"), the several banks and other financial institutions from time to time parties hereto as lenders (the "Lenders"), JPMORGAN CHASE BANK, a New York banking corporation, as administrative agent and collateral agent for the Lenders hereunder (in such capacities, the "Administrative Agent" and the "Collateral Agent," respectively), and FLEET NATIONAL BANK, a national banking association organized and existing under the laws of the United States of America, as syndication agent for the Lenders hereunder (in such capacity, the "Syndication Agent" and, together with the Administrative Agent and the Collateral Agent, the "Agents").

                            W I T N E S S E T H :
                            ---------------------

      WHEREAS, the Borrower, Holland & Barrett Holdings Limited ("Holland & Barrett"), certain lenders and the Administrative Agent are parties to that certain Third Amended and Restated Credit and Guarantee Agreement, dated as of April 27, 2001 (as amended through the date hereof, the "Existing Credit Agreement");

      WHEREAS, the Borrower intends to acquire (the "Rexall Acquisition") from Royal Numico N.V. ("Royal Numico") and from its wholly owned subsidiary, Numico USA, Inc. (the "Seller"), all of the membership interests in Rexall US Newco 1 LLC ("Rexall 1") and all of the partnership interests in Rexall Newco DGP 1 ("Rexall DGP" and, collectively with Rexall 1, "Rexall") and certain intellectual property owned by Numico Financial Services, S.A, as set forth in the purchase agreement among Royal Numico, the Seller and the Borrower dated as of June 9, 2003 and related disclosure schedules and other documents (as in effect on the date thereof, collectively, the "Rexall Purchase Agreement");

      WHEREAS, the Borrower has entered into this Agreement (i) to provide for the financing of the Rexall Acquisition, the refinancing of outstanding indebtedness of the Borrower and Holland & Barrett of up to $15,000,000 under the Existing Credit Agreement (the "Refinancing") and the payment of fees, commissions and expenses in connection therewith and (ii) following the Closing Date (as defined below), to continue to provide financing for the general corporate purposes of the Borrower and its Subsidiaries; and

      WHEREAS, the Lenders are willing to enter into this Agreement on the terms and conditions hereof, including the condition precedent that this Agreement be executed and delivered by each Lender hereunder;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

                          SECTION 1.   DEFINITIONS

      1.1.Defined Terms   As used in this Agreement, the following terms
shall have the following meanings:

      "ABR Loans": Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

      "Acquisition": any transaction or series of related transactions by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or in a series of related transactions) at least (i) a majority (in number of votes) of the Capital Stock having ordinary voting power for the election of directors (or other managers) of any Person or (ii) a majority of the ownership interests in any Person.

      "Administrative Agent": as defined in the preamble hereto, and shall include any successor appointed in accordance with subsection 10.9.

      "Administrative Questionnaire": an administrative questionnaire substantially in the form attached hereto as Exhibit G.

      "Affiliate": of any Person, (a) any other Person (other than a wholly owned Subsidiary of such Person) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any other Person who is a director or officer of (i) such Person,
(ii) any Subsidiary of such Person or (iii) any Person described in clause
(a) above. For purposes of this definition, a Person shall be deemed to be "controlled by" such other Person if such other Person possesses, directly or indirectly, power either to (A) vote 10% or more of the securities having ordinary voting power for the election of directors of such first Person or
(B) direct or cause the direction of the management and policies of such first Person whether by contract or otherwise.

      "Agents":  as defined in the preamble hereto.

      "Aggregate Available Revolving Credit Commitments": as at any date of determination with respect to all Lenders, the Available Revolving Credit Commitments of all Lenders on such date.

      "Aggregate Available Term Loan Commitments": as at any date of determination with respect to all Lenders, the Available Term Loan Commitments of all Lenders on such date.

      "Aggregate Revolving Credit Commitments": the aggregate amount of the Revolving Credit Commitments of all the Lenders.

      "Aggregate Revolving Credit Outstanding": as at any date of determination with respect to any Lender, the sum of (a) the aggregate unpaid principal amount of such Lender's Revolving Credit Loans on such date and (b) such Lender's Revolving Credit Commitment Percentage of the aggregate Letter of Credit Obligations and Swing Line Loans on such date.

      "Agreement": this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

      "Alternate Base Rate": for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

      "Applicable Margin": for Revolving Credit Loans and Term A Loans and for purposes of subsection 4.5(a), the rate per annum set forth under the relevant column heading below based on the ratio of Consolidated Indebtedness of the Borrower and its Subsidiaries to Consolidated EBITDA of the Borrower and its Subsidiaries, as most recently determined in accordance with subsection 7.2(b), for any fiscal quarter of the Borrower:


Relevant Ratio of
Consolidated
Indebtedness to           Applicable           Applicable
Consolidated              Margin for           Margin for
EBITDA                    Eurodollar Loans     ABR Loans     Commitment Fee
-----------------         ----------------     ----------    --------------
Greater than or equal
 to 2.5x                        2.50%            1.50%            0.50%
Less than 2.5x but
 greater than or equal
 to 2.0x                        2.25%            1.25%            0.50%
Less than 2.0x but
 greater than or equal
 to 1.5x                        2.00%            1.00%            0.50%
Less than 1.5x but
 greater than or equal
 to 1.0x                        1.75%            0.75%           0.375%
Less than 1.0x                  1.50%            0.50%            0.25%

Notwithstanding the relevant ratio of Consolidated Indebtedness to Consolidated EDITDA, up to and including the date of delivery of financial statements and related compliance certificate of the Borrower for the first fiscal quarter ending at least six months after the Closing Date in accordance with subsection 7.1, (x) the Applicable Margin for Revolving Credit Loans and Term A Loans shall be 2.25% per annum for Eurodollar Loans and 1.50% per annum for ABR Loans, and (y) the commitment fee shall be 0.50% per annum. The Applicable Margin for Term B Loans shall at all times be 2.50% per annum for Eurodollar Loans and 1.50% per annum for ABR Loans.

      If and in the event the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, and the related compliance certificate required to be delivered pursuant to subsection 7.2(b), are delivered on or prior to the date when due (or, in the case of the fourth quarterly period of each fiscal year of the Borrower, if financial statements which satisfy the requirements of, and are delivered within the time period specified in, subsection 7.1(b) and a related compliance certificate which satisfies the requirements of, and is delivered within the time period specified in, subsection 7.2(b), with respect to any such quarterly period are so delivered within such time periods), then the Applicable Margin for Revolving Credit Loans and Term A Loans during the period from the date that is five Business Days after the date upon which such financial statements were due to be delivered shall be the Applicable Margin as set forth in the relevant column heading above; provided, however, that in the event that the financial statements delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, and the related compliance certificate required to be delivered pursuant to subsection 7.2(b), are not delivered when due, then:


            (a) if such financial statements and certificate are Delivered after the date such financial statements and certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Margin during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (c) below, be the Applicable Margin as so increased;

            (b) if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Margin shall not become applicable until the date upon which such financial statements and certificate actually are delivered; and


            (c) if such financial statements and certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which they actually are delivered, the Applicable Margin in respect of Revolving Credit Loans and Term A Loans shall be 2.50% per annum in the case of Eurodollar Loans and 1.50% per annum in the case of ABR Loans and 1/2% per annum, in the case of subsection 4.5(a) (it being understood that the foregoing shall not limit the rights of the Agents and the Lenders set forth in Section 9).

      "Arrangers":  J.P. Morgan Securities Inc. and Fleet Securities, Inc.

      "Asset Sale": any sale, sale-leaseback or other disposition by the Borrower or any Subsidiary of any of its property or assets, including the stock of any Subsidiary, other than any sale, sale-leaseback or other disposition permitted under subsection 8.6 or subsection 8.12.
"Assignee":  as defined in subsection 11.6(b)(iii).

      "Assignment and Acceptance": an assignment and acceptance agreement substantially in the form attached hereto as Exhibit D.
"Available Revolving Credit Commitment": as at any date of determination with respect to any Lender, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Credit Commitment in effect on such date over (b) the Aggregate Revolving Credit Outstanding of such Lender on such date.

      "Available Term Loan Commitment": as at any date of determination with respect to any Lender, an amount equal to the excess, if any, of (a) the amount of such Lender's Term Loan Commitment in effect on such date over
(b) the aggregate principal amount of Term Loans theretofore made hereunder by such Lender.

      "Benefited Lender":  as defined in subsection 11.7(a).
"Board": the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).
"Borrower":  as defined in the preamble hereto.

      "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.2, 2.5(a), 2.7 or 3.2 as a date on which the Borrower requests the Lenders to make Loans hereunder or issue a Letter of Credit.

      "Business":  as defined in subsection 5.15(b).

      "Business Day":  (a) for all purposes other than as covered by clause
(b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a London Banking Day.

      "Capital Expenditures": direct or indirect (by way of the acquisition of securities of a Person or the expenditure of cash or the incurrence of Indebtedness) expenditures (other than expenditures in connection with Acquisitions permitted hereunder, including, without limitation, the Rexall Acquisition) in respect of the purchase or other acquisition of fixed or capital assets.

      "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) (collectively, "Underlying Equity Interests"), and any and all warrants or options to purchase any of the foregoing. For purposes of subsections 4.4(e) and 8.7 hereof, the term "Capital Stock" shall exclude options and warrants issued pursuant to employee stock option plans and Underlying Equity Interests issued upon the exercise thereof.

      "Cash Equivalents": (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000,
(c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-2 by S&P or P-2 by Moody's, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's (or the equivalent rating by either such rating agency for such type of securities), (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

      "Class": the classification of loans as Revolving Credit Loans, Term A Loans, Term B Loans and Swing Line Loans, each of which categories shall be deemed to be a "Class" of Loans.

      "Closing Date": the date on which all of the conditions precedent set forth in subsection 6.1 shall have been met or waived.

      "Code": the Internal Revenue Code of 1986, as amended from time to time.

      "Collateral Agent": as defined in the preamble hereto, and shall include any successor appointed in accordance with subsection 10.9.

      "Commercial Letters of Credit":  as defined in subsection 3.1(ii).

      "Commitment Letter": the commitment letter dated May 21, 2003 among Borrower, the Agents and the Arrangers.

      "Commitments": the collective reference to the Revolving Credit Commitments, the Term Loan Commitments and the Swing Line Commitment.

      "Consolidated Current Assets": with respect to any Person as at any date of determination, the total assets of such Person and its consolidated Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP.

      "Consolidated Current Liabilities": with respect to any Person as at any date of determination, the total liabilities of such Person and its consolidated Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of such Person and its consolidated Subsidiaries in accordance with GAAP.

      "Consolidated Debt Service": for any period of four consecutive fiscal quarters, the sum of (a) the Trailing Consolidated Interest Expense of the Borrower for such period, plus (b) the principal amounts of all long-term indebtedness payable by the Borrower and its Subsidiaries during the next succeeding twelve-month period determined in accordance with GAAP, excluding, however, from such indebtedness the Revolving Credit Loans and the Swing Line Loans during the final twelve months of the Revolving Credit Commitment Period.

      "Consolidated EBITDA": for any period of four consecutive fiscal quarters, the sum of (i) Trailing Consolidated Net Income for such period,
(ii) Trailing Consolidated Interest Expense for such period and (iii) the Trailing amount of taxes, depreciation and amortization deducted from earnings in determining such Consolidated Net Income.

      "Consolidated Fixed Charge Coverage Ratio": for any period of four consecutive fiscal quarters, the ratio of (i) the result of (A) the Consolidated EBITDA of the Borrower and its Subsidiaries plus (B) Trailing Consolidated Rent Expense minus (C) Trailing Capital Expenditures of the Borrower and its Subsidiaries to (ii) (x) the Consolidated Debt Service of the Borrower and its Subsidiaries plus (y) Trailing Consolidated Rent Expense.

      "Consolidated Indebtedness": at a particular date, all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis.

      "Consolidated Interest Coverage Ratio": for any period of four consecutive fiscal quarters, the ratio of (i) Consolidated EBITDA of the Borrower and its Subsidiaries to (ii) Trailing Consolidated Interest Expense.

      "Consolidated Interest Expense": for any fiscal period, the amount which would, in conformity with GAAP, be set forth opposite the caption "interest expense" (or any like caption) on a consolidated income statement of the Borrower and its Subsidiaries for such period.

      "Consolidated Net Income": for any fiscal period, the consolidated net income (or deficit) of the Borrower and its Subsidiaries for such period (taken as a cumulative whole), determined on a consolidated basis in accordance with GAAP; provided that any non-cash extraordinary gains and losses shall be excluded in determining Consolidated Net Income.

      "Consolidated Rent Expense": for any fiscal period, the amount which would, in conformity with GAAP, be set forth opposite the caption "rent expense" (or any like caption) on a consolidated income statement of the Borrower and its Subsidiaries for such period.

      "Consolidated Senior Indebtedness": all Indebtedness of the Borrower which is not by its terms expressly subordinated to the Loans under this Agreement.

      "Continuing Directors": the directors of the Borrower on the Closing Date and each other director, if such other director's nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

      "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

      "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

      "Dollars", "U.S. Dollars" and "$": dollars in lawful currency of the United States of America.

      "Domestic Subsidiary":  any Subsidiary other than a Foreign
Subsidiary.

      "Environmental Laws": means the common law and all laws, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters.

      "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.
"ERISA Affiliate": any trade or business (whether or not incorporated) that, together with the Borrower or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

      "ERISA Event": (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under
Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security.

      "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

      "Eurodollar Rate": with respect to a Eurodollar Loan for the relevant Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

      "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

      "Excess Cash Flow": for any fiscal year of the Borrower, the sum, without duplication, of

            (a)   Consolidated EBITDA for such fiscal year, plus

            (b)   gains excluded from Consolidated Net Income, plus

            (c) reductions to non-cash working capital of the Borrower and its consolidated Subsidiaries for such fiscal year (i.e., the decrease, if any, in Consolidated Current Assets of the Borrower minus Consolidated Current Liabilities of the Borrower from the beginning to the end of such fiscal year), minus

            (d) the amount of any cash income taxes paid or payable by the Borrower and its consolidated Subsidiaries with respect to such fiscal year, net of any cash tax refunds received by the Borrower or any of its Subsidiaries in such fiscal year, minus

            (e) cash interest paid by the Borrower and its Consolidated Subsidiaries during such fiscal year, minus

            (f) Capital Expenditures made in cash in accordance with subsection 8.8 during such fiscal year or Acquisitions made in cash in accordance with subsection 8.9(g) or 8.9(h) during such fiscal year, to the extent such Capital Expenditures or Acquisitions are funded from internally generated funds, minus

            (g) permanent repayments and prepayments of Loans made by the Borrower during such fiscal year, minus

            (h) extraordinary cash losses from the sale of assets during such fiscal year and not included in Consolidated Net Income, minus

            (i) additions to non-cash working capital for such fiscal year (i.e., the increase, if any, in Consolidated Current Assets of the Borrower minus Consolidated Current Liabilities of the Borrower from the beginning to the end of such fiscal year);

provided that, to the extent otherwise included therein, the Net Cash Proceeds of Asset Sales and Recovery Events shall be excluded from the calculation of Excess Cash Flow.

      "Exchange Act": the Securities Exchange Act of 1934, as amended. "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) any Taxes imposed by any jurisdiction other than the United States (or any taxing authority thereof or therein), any jurisdiction in which the Borrower conducts business or claims an interest deduction with respect to this Agreement or any other taxing jurisdiction from or through which payments hereunder are made, (b) income or franchise taxes imposed on (or measured by) its net income or net profits by the United States of America, or by the jurisdiction under the laws of which such recipient is organized, in which such recipient conducts business (other than a business that is deemed to arise solely as a result of entering into this Agreement, receipt of payments hereunder or enforcement of its rights hereunder)) or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under subsection 4.14(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with subsection 4.12(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to subsection 4.12(a).

      "Existing Credit Agreement":  as defined in the recitals hereto.

      "Existing Notes":  the Borrower's 8-5/8% Senior Subordinated Notes due
2007.

      "Existing Notes Indenture":  as defined in subsection 6.1(p).

      "Extension of Credit": as to any Lender, the making of a Loan by such Lender and, with respect to any Lender, the issuance of any Letter of Credit.

      "Federal Funds Effective Rate": for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

      "Fee Property":  as defined in subsection 5.8.

      "Financing Lease": (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of the Borrower and its Subsidiaries and (b) any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

      "Foreign Plan": any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Borrower or any Subsidiary with respect to employees employed outside the United States.

      "Foreign Lender": any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

       "Foreign Subsidiary": as to any Person, any Subsidiary of such Person which is organized under the laws of any jurisdiction outside of the country of the jurisdiction of organization of such Person.

      "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

      "Gel-Cap Facility": the soft gelatin capsule manufacturing facility located at Cartwright Loop Industrial Park, Church Street, Bayport, New York.

      "Governmental Authority": any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement, substantially in the form attached hereto as Exhibit B, executed and delivered by the Borrower and each of its Domestic Subsidiaries, as the same may be amended, supplemented or otherwise modified.

      "Guarantee Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or
(d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the value as of any date of determination of the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (unless such Guarantee Obligation shall be expressly limited to a lesser amount, in which case such lesser amount shall apply) or, if not stated or determinable, the value as of any date of determination of the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

      "Hazardous Materials": any solid wastes, toxic or hazardous substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls, and urea-formaldehyde insulation, and any other substance the presence of which may give rise to liability under any Environmental Law.

      "Hedge Agreement": any interest rate protection agreement, interest rate swap or other interest rate hedge arrangement, or currency swap or other currency hedge arrangement (other than any interest rate cap or other similar agreement or arrangement pursuant to which the Borrower has no credit exposure), to or under which the Borrower or any of its Subsidiaries is a party or a beneficiary.

      "Hedge Agreement Obligations": all obligations of the Borrower under any one or more Hedge Agreements to make payments to the counterparties thereunder upon the occurrence of a termination event or similar event thereunder.

      "Holland & Barrett":  as defined in the recitals hereto.

      "Indebtedness": of a Person, at a particular date, the sum (without duplication) at such date of (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable as obligor (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices of such Person), (b) indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by or is a primary liability of such Person, (c) obligations of such Person under Financing Leases, (d) the face amount of all letters of credit issued for the account of or upon the application of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder and (e) obligations (in the nature of principal or interest) of such Person in respect of acceptances or similar obligations issued or created for the account of such Person.

      "Indemnified Taxes" means Taxes other than Excluded Taxes.

      "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

      "Insolvent":  pertaining to a condition of Insolvency.

      "Intellectual Property":  as defined in subsection 5.9.

      "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding,
(b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurodollar Loan having an Interest Period longer than three months, (i) each day which is three months after the first day of such Interest Period and (ii) the last day of such Interest Period.

      "Interest Period":  with respect to any Eurodollar Loan:

            (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or nine or twelve months, if available to all Lenders) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

            (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or nine or twelve months, if available to all Lenders) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

            (i) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

            (ii) any Interest Period applicable to a Eurodollar Loan that would otherwise extend beyond the date final payment is due on such Loan shall end on such date of final payment; and

            (iii) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

      "Issuing Lender": JPMorgan Chase or any of its Affiliates, in its capacity as issuer of the Letters of Credit, and any other Lender which the Borrower, the Administrative Agent and the Majority Lenders shall have approved, in its capacity as issuer of the Letters of Credit.

      "JPMorgan Chase":  JPMorgan Chase Bank.

      "Landlord's Lien Waiver, Access Agreement and Consent": a lien waiver, access agreement and consent substantially in the form attached hereto as Exhibit H.

      "Leased Property":  as defined in subsection 5.8.

      "Legal Requirement": as to (a) any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and (b) any property, any law, treaty, rule, regulation, requirement, judgment, decree or determination of any Governmental Authority applicable to or binding upon such property or to which such property is subject.

      "Lenders":  as defined in the preamble hereto.

      "Letter of Credit Applications": (a) in the case of Standby Letters of Credit, a letter of credit application for a Standby Letter of Credit on the standard form of the applicable Issuing Lender for standby letters of credit, and (b) in the case of Commercial Letters of Credit, a letter of credit application for a Commercial Letter of Credit on the standard form of the applicable Issuing Lender for commercial letters of credit.

      "Letter of Credit Obligations": at any particular time, all liabilities of the Borrower with respect to Letters of Credit, whether or not any such liability is contingent, including (without duplication) the sum of (a) the aggregate undrawn face amount of all Letters of Credit then outstanding plus (b) the aggregate amount of all unpaid Reimbursement Obligations at such time.

      "Letters of Credit":  as defined in subsection 3.1(ii).

      "LIBO Rate": with respect to any Eurodollar Loan for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Loan for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

      "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement (other than a bank or similar deposit account), encumbrance, lien (statutory or other), or preference, priority or other security interest or similar preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Financing Lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, and, in the case of securities, a third party's right to purchase such securities).

      "Loan Documents": the collective reference to this Agreement, any Notes, the Security Documents and any documents or instruments evidencing or governing the Security Documents.

      "Loan Parties": the collective reference to the Borrower and each guarantor or grantor party to any Security Document.

      "Loans": the collective reference to the Revolving Credit Loans, the Term Loans and the Swing Line Loans.

      "London Banking Day": any day on which banks in London are open for general banking business, including dealings in foreign currency and exchange.

      "Majority Lenders": at any time, Lenders, the Total Loan Percentages of which aggregate more than 50%.

      "Material Adverse Effect": a material adverse change in the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities (including as to products, and whether such liabilities have been or yet may be asserted), prospects or material agreements of the Borrower and its Subsidiaries taken as a whole.

      "Material Environmental Amount":  $500,000.

      "Material Foreign Subsidiary": any Foreign Subsidiary accounting for 5% or more of the assets or revenues (computed for the most recent fiscal year) of the Borrower and its consolidated Subsidiaries, taken as a whole. "Moody's": Moody's Investors Service, Inc. or any successor thereto. "Multiemployer Plan": a Plan which is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

      "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

      "Notes": the collective reference to the Revolving Credit Notes, the Term Notes and the Swing Line Notes.

      "Obligations": collectively, the unpaid principal of and interest on the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to any Agent, the Issuing Lender and the Lenders under or in connection with this Agreement, the other Loan Documents and any Hedge Agreement with any Lender or any Affiliate of a Lender (including in each case, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document or Hedge Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document or Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the Letters of Credit, the Letter of Credit Applications, the other Loan Documents or any Hedge Agreement with a Lender or any Affiliate of a Lender or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders).

      "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

      "Participants":  as defined in subsection 11.6(c).

      "Participating Interest": with respect to any Letter of Credit (a) in the case of the Issuing Lender, its interest in such Letter of Credit and any Letter of Credit Application relating thereto after giving effect to the granting of any participating interests therein pursuant hereto and (b) in the case of each Participating Lender, its undivided participating interest in such Letter of Credit and any Letter of Credit Application relating thereto.

      "Participating Lender": any Lender (other than the Issuing Lender) with respect to its Participating Interest in a Letter of Credit.

      "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

      "Pension Plan" shall mean an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Affiliate or with respect to which the Borrower or a Subsidiary could incur liability. "Person": an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

      "Plan":  any employee pension benefit plan (other than a Multiemployer
Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

      "Pledged Stock": as defined in the Guarantee and Collateral Agreement or any other Security Document.

      "Preferred Stock": with respect to any Person, any and all preferred or preference Capital Stock (however designated) of such Person, whether now outstanding or issued after the Closing Date.

      "Prime Rate": the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

      "Pro Forma Data":  as defined in subsection 5.1(b).

      "Pro Forma Financial Statements":  as defined in subsection 5.1(b).

      "Properties":  as defined in subsection 5.15(a).

      "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.
"Refinancing": as defined in the preamble hereto.

      "Refinancing Indebtedness": Indebtedness that refinances, renews, extends, replaces, defeases or refunds, in whole or in part, any Indebtedness of the Borrower or any of its

Subsidiaries; provided that (i) any such Refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith; and (ii) such Refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced.

      "Refunded Swing Line Loans":  as defined in subsection 2.5(b).

      "Register":  as defined in subsection 11.6.

      "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Lender in accordance with the terms of this Agreement and the related Letter of Credit Application for any payment made by the Issuing Lender under any Letter of Credit.

      "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to subsection 4.4(d) as a result of the delivery of a Reinvestment Notice.

      "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

      "Reinvestment Notice": a written notice executed by a Responsible Officer of the Borrower stating that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business.

      "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower's business.

      "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount.

      "Related Parties": with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

      "Release": any spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, leaking, dumping, disposing, spreading, depositing or dispersing of any Hazardous Materials in, unto or onto the environment.

      "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

      "Requirement of Law": as to (a) any Person, the certificate of incorporation and by-laws or the partnership or limited partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and (b) any property, any law, treaty, rule, regulation, requirement, judgment, decree or determination of any Governmental Authority applicable to or binding upon such property or to which such property is subject, including, without limitation, any Environmental Laws.

      "Responsible Officer": with respect to any Loan Party, the chief executive officer, the president, the chief financial officer, any vice president, the treasurer or the assistant treasurer of such Loan Party. "Restricted Payments": as defined in subsection 8.7.

      "Revolving Credit Commitment": as to any Lender at any time, its obligation to make Revolving Credit Loans, issue or participate in Letters of Credit issued for the account of the Borrower and/or make or participate in Swing Line Loans to the Borrower in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender's name in
Schedule I under the heading "Revolving Credit Commitment", as such amount may be changed from time to time pursuant to subsection 2.4 and the other applicable provisions hereof.

      "Revolving Credit Commitment Percentage": as to any Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the Aggregate Revolving Credit Commitments (or, if the Revolving Credit Commitments have terminated or expired at such time, the percentage which (a) the Aggregate Revolving Credit Outstanding of such Lender at such time then constitutes of (b) the Aggregate Revolving Credit Outstanding of all Lenders at such time).

      "Revolving Credit Commitment Period": the period from and including the Closing Date to but not including the Revolving Credit Termination Date, or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

      "Revolving Credit Loan":  as defined in subsection 2.1(a).

      "Revolving Credit Note":  as defined in subsection 2.3(e).

"Revolving Credit Termination Date": the earliest to occur of (i) the fifth anniversary of the Closing Date, (ii) March 15, 2007 if any of the Existing Notes shall be outstanding on such date and (iii) the earliest date of maturity of any Indebtedness of the Borrower or any of its Subsidiaries that refinances the Existing Notes.

      "Rexall":  as defined in the recitals hereto.

      "Rexall Acquisition":  as defined in the recitals hereto.

      "Rexall DGP": as defined in the recitals hereto.

      "Rexall 1":  as defined in the recitals hereto.

      "Rexall Purchase Agreement":  as defined in the recitals hereto.

       "Royal Numico":  as defined in the recitals hereto.

      "S&P":  Standard & Poor's Ratings Services or any successor thereto.

      "Security Documents": the collective reference to the Guarantee and Collateral Agreement and each other pledge agreement, security document or similar agreement that may be delivered to the Administrative Agent as collateral security for any or all of the Obligations, in each case as amended, supplemented or otherwise modified from time to time.

      "Seller":  as defined in the recitals hereto.

      "Solvent": with respect to any Person on a particular date, that on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and mature, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small amount of capital and (e) such Person is able to pay its debts as they become due and payable.

      "Standby Letters of Credit":  as defined in subsection 3.1(i).

      "Statutory Reserve Rate": a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall in-clude those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

      "Subordinated Debt": $150,000,000 in aggregate principal amount of Existing Notes.

      "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person (exclusive of any Affiliate in which such Person has a minority ownership interest). Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

      "Swing Line Commitment": the Swing Line Lender's obligation to make Swing Line Loans pursuant to subsection 2.5.

      "Swing Line Lender": JPMorgan Chase, in its capacity as lender of the Swing Line Loans.

      "Swing Line Loan Participation Certificate": a certificate in substantially the form attached hereto as Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.

      "Swing Line Loans":  as defined in subsection 2.5(a).

      "Swing Line Note":  as defined in subsection 2.3(e).

      "Syndication Agent": as defined in the preamble hereto, and shall include any successor appointed in accordance with subsection 10.9.

      "Target":  Rexall Sundown, Inc.

      "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

      "Term A Loans": as defined in subsection 2.6.

      "Term  A Note": a Term Note evidencing a Term A Loan.

      "Term B Loans": as defined in subsection 2.6.

      "Term  B Note": a Term Note evidencing a Term B Loan.

      "Term Loan A Commitment": as to any Lender at any time, its obligation to make Term A Loans to the Borrower in an aggregate amount equal to the amount set forth opposite such Lender's name in Schedule I under the heading "Term Loan A Commitment" as such amount may be reduced from time to time in accordance with Section 4 and the other applicable provisions hereof.

      "Term Loan A Termination Date": the earliest to occur of (i) the fifth anniversary of the Closing Date, (ii) March 15, 2007 if the Existing Notes shall be outstanding on such date and (iii) the earliest date of maturity of any Indebtedness of the Borrower or any of its Subsidiaries that refinances the Existing Notes.

      "Term Loan B Commitment": as to any Lender at any time, its obligation to make Term B Loans to the Borrower in an aggregate amount equal to the amount set forth opposite such Lender's name in Schedule I under the heading "Term Loan B Commitment" as such amount may be reduced from time to time in accordance with Section 4 and the other applicable provisions hereof.

      "Term Loan B Termination Date": the earliest to occur of (i) the sixth anniversary of the Closing Date, (ii) March 15, 2007 if the Existing Notes shall be outstanding on such date and (iii) the earliest date of maturity of any Indebtedness of the Borrower or any of its Subsidiaries that refinances the Existing Notes.

      "Term Loan Commitment": as to any Lender at any time, the sum of its Term Loan A Commitment and Term Loan B Commitment.

      "Term Loans":  as defined in subsection 2.6.

      "Term Note":  as defined in subsection 2.8(f).

      "Total Loan Percentage": as to any Lender at any time, the percentage which (i) the sum of (x) such Lender's Revolving Credit Commitment (or, if the Revolving Credit Commitments have terminated or expired at such time, the Aggregate Revolving Credit Outstanding of such Lender) at such time plus
(y) the sum of such Lender's Available Term Loan Commitment and the aggregate principal amount of Term Loans outstanding for such Lender then constitutes of (ii) the sum of (x) the Aggregate Revolving Credit Commitments (or, if the Revolving Credit Commitments have terminated or expired at such time, the Aggregate Revolving Credit Outstanding of all Lenders) plus (y) the sum of the Aggregate Available Term Loan Commitments and the aggregate principal amount of Term Loans outstanding for all Lenders at such time.

      "Trailing": with respect to the determination of any financial results for any period, the applicable financial result for the four fiscal quarters ended on such date.

      "Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

      "Transactions": the Rexall Acquisition, the Refinancing, the Extensions of Credit made hereunder on the Closing Date and the payment of fees, commissions and expenses in connection therewith (including any payment by the Borrower pursuant to the Rexall Purchase Agreement).

      "Transferee":  as defined in subsection 11.15.

      "Type":  as to any Loan, its nature as an ABR Loan or a Eurodollar
Loan.

      "Withdrawal Liability": means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

      1.2. Other Definitional Provisions.(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, the other Loan Documents or any certificate or other document made or delivered pursuant hereto.

      (b) As used herein and in the Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

      (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

      (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                SECTION 2.   AMOUNT AND TERMS OF COMMITMENTS

      2.1. Revolving Credit Commitments Subject to the terms and conditions hereof, each Lender with a Revolving Credit Commitment severally agrees to make revolving credit loans (each, a "Revolving Credit Loan") in U.S. Dollars to the Borrower from time to time during the Revolving Credit Commitment Period so long as after giving effect thereto (i) the Available Revolving Credit Commitment of each Lender with a Revolving Credit Commitment is greater than or equal to zero and (ii) the Aggregate Revolving Credit Outstanding of all Lenders does not exceed the Aggregate Revolving Credit Commitments. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

      (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 4.2, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

      2.2. Procedure for Revolving Credit Borrowing The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., (New York City time) at least (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying in each case (i) the amount to be borrowed,
(ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of such Type of Loan and the length of the initial Interest Periods therefor; provided that until the date that is one month after the Closing Date, Eurodollar Loans may be made only for one month Interest Periods. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (A) in the case of ABR Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (B) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $5,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof not later than 9:00 A.M., New York City time, on the requested Borrowing Date. Not later than 12:00 Noon, New York City time, on each requested Borrowing Date each Lender shall make an amount equal to its Revolving Credit Commitment Percentage of the principal amount of the Revolving Credit Loans requested to be made on such Borrowing Date available to the Administrative Agent at its office specified in subsection
11.2 in U.S. Dollars and in immediately available funds. The Administrative Agent shall on such date credit the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

      2.3. Repayment of Revolving Credit Loans; Evidence of Debt. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender (whether made before or after the termination or expiration of the Revolving Credit Commitments) on the Revolving Credit Termination Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in subsection 4.1.

      (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Revolving Credit Loan of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.

      (c) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Revolving Credit Loans and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Revolving Credit Loans and each Lender's share thereof.

      (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Credit Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

      (e) The Borrower agrees that it will, upon the request of any Lender, execute and deliver to such Lender (i) a promissory note of the Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form attached hereto as Exhibit A-1 with appropriate insertions as to date and principal amount (each, a "Revolving Credit Note"), and/or (ii) a promissory note of the Borrower evidencing the Swing Line Loans of such Lender, substantially in the form attached hereto as Exhibit A-2 with appropriate insertions as to date and principal amount (each, a "Swing Line Note"); provided that any Revolving Credit Note or

Swing Line Note previously delivered to such Lender (or any predecessor thereof) has been returned to the Borrower and marked cancelled.

      2.4. Termination or Reduction of Revolving Credit Commitments
.. The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent (which shall promptly notify each Lender thereof), to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Available Revolving Credit Commitment of any Lender would not be greater than or equal to zero. Any such reduction shall be in an amount equal to $2,500,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

      2.5. Swing Line Commitment.Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a "Swing Line Loan"; collectively, the "Swing Line Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $5,000,000; provided that the Swing Line Lender shall not make any Swing Line Loan if, after giving effect thereto, the sum of the Swing Line Loans, the Revolving Credit Loans and the Letter of Credit Obligations (in each case after giving effect to the Loans requested to be made and the Letters of Credit requested to be issued on such date) exceeds the Aggregate Revolving Credit Commitments. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, prepaying the Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. All Swing Line Loans shall be made as ABR Loans and shall not be entitled to be converted into Eurodollar Loans. The Borrower shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 12:00 Noon, New York City time) on the requested Borrowing Date specifying the amount of the requested Swing Line Loan which shall be in a minimum amount of $100,000 or a whole multiple of $100,000 in excess thereof. The proceeds of the Swing Line Loan will be made available by the Swing Line Lender to the Borrower at the Houston office of the Swing Line Lender set forth in subsection 11.2, or at such other address the Swing Line Lender shall designate in writing to the Borrower from time to time in accordance with subsection 11.2, by 3:00 P.M., New York City time, on the Borrowing Date by crediting the account of the Borrower at such office with such proceeds. The Borrower may at any time and from time to time prepay the Swing Line Loans, in whole or in part, without premium or penalty, by notifying the Swing Line Lender prior to 12:00 Noon, New York City time, on any Business Day of the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof.

(b) The Swing Line Lender, at any time in its sole and absolute discretion, may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request each Lender, including the Swing Line Lender, to make a Revolving Credit

Loan which is an ABR Loan in an amount equal to such Lender's Revolving Credit Commitment Percentage of the amount of the Swing Line Loans outstanding on the date such notice is given (the "Refunded Swing Line Loans"). Unless any of the events described in paragraph (h) of Section 9 shall have occurred with respect to the Borrower (in which event the procedures of paragraph (d) of this subsection 2.5 shall apply), each Lender shall make the proceeds of such Revolving Credit Loan available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent specified in subsection 11.2 prior to 12:00 Noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans. Effective on the day such Revolving Credit Loans are made, the portion of the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans, shall no longer be due under any Swing Line Note and shall be due as the respective Revolving Credit Loans made by the Lenders in accordance with their respective Revolving Credit Commitment Percentages. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Swing Line Lender the then unpaid principal amount of each Swing Line Loan of the Swing Line Lender on the Revolving Credit Termination Date (to the extent such Swing Line Loan has not previously been repaid in full with the proceeds of Revolving Credit Loans).

      (c) Notwithstanding anything herein to the contrary, the Swing Line Lender shall not be obligated to make any Swing Line Loans if the conditions set forth in subsection 6.2 have not been satisfied in respect thereof.

      (d) If prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of this subsection 2.5 one of the events described in paragraph (h) of Section 9 shall have occurred and be continuing with respect to the Borrower, each Lender with a Revolving Credit Commitment will, on the date such Revolving Credit Loan was to have been made pursuant to the notice in this subsection 2.5, purchase an undivided participating interest in the Refunded Swing Line Loans in an amount equal to (i) its Revolving Credit Commitment Percentage times (ii) the Refunded Swing Line Loans. Each Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation, and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

      (e) Whenever, at any time after any Lender has purchased a participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

      (f) Each Lender's obligation to make the Loans referred to in subsection 2.5(b) and to purchase participating interests pursuant to subsection 2.5(d) shall be absolute, irrevocable and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Loan Party;
(iv) any breach of this Agreement or any other Loan Document by the Borrower or any of its Subsidiaries or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

      2.6. Term Loan Commitments. On the Closing Date, each Lender shall make a term loan to the Borrower (each, a "Term A Loan") in an aggregate principal amount set forth opposite such Lender's name on Schedule I under the heading "Term A Loan Commitment". On the Closing Date, each Lender shall make a term loan to the Borrower (each, a "Term B Loan", and together with the Term A Loans, the "Term Loans") in an aggregate principal amount set forth opposite such Lender's name on Schedule I under the heading "Term B Loan Commitment". The Term Loans may from time to time be (a) Eurodollar Loans, (b) ABR Loans or (c) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.7 and 4.2.

      2.7. Procedure for Term Loan Borrowing. The Borrower may borrow under the Term Loan Commitments only on the Closing Date, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M.
(New York City time) at least (a) three Business Days prior to the Closing Date, if all or any part of the requested Term Loans are to be initially Eurodollar Loans, or (b) one Business Day prior to the Closing Date, otherwise), specifying in each case (i) the amount to be borrowed, (ii) the requested Closing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof, (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of such Type of Loan and the length of the initial Interest Periods therefor; provided that until the date that is one month after the Closing Date, Eurodollar Loans may be made only for one month Interest Periods, and (v) the amount of Term A Loans and Term B Loans. The Term Loan Commitments shall expire at 5:00 P.M., New York City time, on the Closing Date, whether or not the Term Loans thereunder are made. Each borrowing under the Term Loan Commitments shall be in an amount equal to (A) in the case of ABR Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (B) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $5,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof not later than 9:00 A.M., New York City time, on the Closing Date. Not later than 12:00 Noon, New York City time, on the Closing Date, each Lender shall make an amount equal to its Term Loan Commitment available to the Administrative Agent at its office specified in subsection 11.2 in U.S. Dollars and in immediately available funds. The Administrative Agent shall on such date credit the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

      2.8. Repayment of Term Loans; Evidence of Debt. The aggregate amount of Term A Loans and Term B Loans, as the case may be, of all the Lenders outstanding on the Term Loan A Termination Date and the Term Loan B Termination Date, as the case may be, shall be paid on such date. Prior to such Term Loan A Termination Date or Term Loan B Termination Date, the Borrower shall pay quarterly installments on the dates set forth below in a principal amount equal to the percentage set forth opposite such date multiplied by the aggregate amount of the Term A Loans or Term B Loans, as the case may be, outstanding as of the Closing Date:

                         Term          Term
                        Loan A        Loan B
      Dates           Percentage    Percentage
      -----           ----------    ----------

September 30, 2003        5%          0.25%
December 31, 2003         5%          0.25%
March 31, 2004            5%          0.25%
June 30, 2004             5%          0.25%
September 30, 2004        5%          0.25%
December 31, 2004         5%          0.25%
March 31, 2005            5%          0.25%
June 30, 2005             5%          0.25%
September 30, 2005        5%          0.25%
December 31, 2005         5%          0.25%
March 31, 2006            5%          0.25%
June 30, 2006             5%          0.25%
September 30, 2006        5%          0.25%
December 31, 2006         5%          0.25%
March 31, 2007            5%          0.25%
June 30, 2007             5%          0.25%
September 30, 2007        5%          0.25%
December 31, 2007         5%          0.25%
March 31, 2008            5%          0.25%
June 30, 2008             5%          0.25%
September 30, 2008        -          23.75%
December 31, 2008         -          23.75%
March 31, 2009            -          23.75%
June 30, 2009             -          23.75%

The percentages set forth in the table above shall be automatically reduced upon application of any prepayment pursuant to subsection 4.4 in the manner set forth in such subsection.

      (b) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the amounts specified in subsection 2.8(a) on the dates specified in subsection 2.8(a) and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Term Loans from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in subsection 4.1.

      (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.
(d) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(b), and a sub-account therein for each Lender, in which shall be recorded (i) the amount of each Term Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Term Loans, (iii) whether such Term Loan is a Term A Loan or a Term B Loan and (iv) both the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Term Loans and each Lender's share thereof.
(e) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.8(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

      (f) The Borrower agrees that it will, upon the written request of any Lender, execute and deliver to such Lender a promissory note of the Borrower evidencing the Term Loans of such Lender, substantially in the form attached hereto as Exhibit A-3 in the case of Term A Loans and Exhibit A-4 in the case of Term B Loans, with appropriate insertions as to date and principal amount (each, a "Term Note"); provided that any Term Note previously delivered to such Lender (or any predecessor thereof) has been returned to the Borrower and marked cancelled.

                       SECTION 3.   LETTERS OF CREDIT

      3.1. Letters of Credit. Subject to the terms and conditions of this Agreement, the Issuing Lender agrees, on behalf of the Lenders, and in reliance on the agreement of the Lenders set forth in subsection 3.3, to issue for the account of the Borrower letters of credit in an aggregate face amount, together with any unpaid Reimbursement Obligations, not to exceed $10,000,000 at any time outstanding, as follows:

            (i) standby letters of credit (collectively, the "Standby Letters of Credit") in a form reasonably satisfactory to the Issuing Lender and in favor of such beneficiaries as the Borrower shall specify from time to time (which shall be reasonably satisfactory to the Issuing Lender); and

            (ii) commercial letters of credit in the form of the Issuing Lender's standard commercial letters of credit ("Commercial Letters of Credit") in favor of sellers of goods or services to the Borrower or its Subsidiaries (the Standby Letters of Credit and Commercial Letters of Credit being referred to collectively as the "Letters of Credit");

provided that on the date of the issuance of any Letter of Credit, and after giving effect to such issuance, the Aggregate Revolving Credit Outstanding of all Lenders does not exceed the Aggregate Revolving Credit Commitments at such time. Each Standby Letter of Credit shall (i) have an expiry date no later than one year from the date of issuance thereof or, if earlier, five Business Days prior to the Revolving Credit Termination Date, (ii) be denominated in U.S. Dollars and (iii) be in a minimum face amount of $100,000. Each Commercial Letter of Credit shall (i) provide for the payment of sight drafts when presented for honor thereunder, or of time drafts, in each case in accordance with the terms thereof and when accompanied by the documents described or when such documents are presented, as the case may be, (ii) be denominated in U.S. Dollars and (iii) have an expiry date no later than six months from the date of issuance thereof or, if earlier, five Business Days prior to the Revolving Credit Termination Date. Upon the issuance of any Letter of Credit, the Administrative Agent shall promptly notify each Lender thereof.

      3.2. Procedure for Issuance of Letters of Credit. The Borrower may from time to time request, upon at least three Business Days' notice, the Issuing Lender to issue a Letter of Credit by delivering to the Issuing Lender at its address specified in subsection 11.2 a Letter of Credit Application, completed to the reasonable satisfaction of such Issuing Lender, together with such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Letter of Credit Application, the Issuing Lender will process such Letter of Credit Application, and the other certificates, documents and other papers delivered in connection therewith, in accordance with its customary procedures and shall promptly issue such Letter of Credit (but in no event earlier than three Business Days after receipt by the Issuing Lender of the Letter of Credit Application relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Borrower. Prior to the issuance of any Letter of Credit, the Issuing Lender will confirm with the Administrative Agent that the issuance of such Letter of Credit is permitted pursuant to
Section 3 and subsection 6.2. Additionally, the Issuing Lender and the Borrower shall inform the Administrative Agent of any modifications made to outstanding Letters of Credit, of any payments made with respect to such Letters of Credit, and of any other information regarding such Letters of Credit as may be reasonably requested by the Administrative Agent, in each case pursuant to procedures established by the Administrative Agent.

      3.3. Participating Interests. Effective as of the date of the issuance of each Letter of Credit (in the case of a Letter of Credit issued after the date hereof), the Issuing Lender agrees to allot, and does allot, to each other Lender with a Revolving Credit Commitment, and each such Lender severally and irrevocably agrees to take and does take, a Participating Interest in such Letter of Credit and the related Letter of Credit Application in a percentage equal to such Lender's Revolving Credit Commitment Percentage. On the date that any Participating Lender becomes a party to this Agreement in accordance with subsection 11.6, Participating Interests in any outstanding Letter of Credit held by the Lender from which such Participating Lender acquired its interest hereunder shall be proportionately reallocated between such Participating Lender and such transferor Lender. Each Participating Lender hereby agrees that its obligation to participate in each Letter of Credit issued in accordance with the terms hereof and to pay or to reimburse the Issuing Lender in respect of such Letter of Credit for its participating share of the drafts drawn thereunder shall be irrevocable and unconditional; provided that no Participating Lender shall be liable for the payment of any amount under subsection 3.4(b) resulting solely from the Issuing Lender's gross negligence or willful misconduct.

3.4. Payments.    The Borrower agrees (i) to reimburse the Administrative
Agent for the account of the Issuing Lender, forthwith upon its demand and otherwise in accordance with the terms of the Letter of Credit Application, if any, relating thereto, for any payment made by the Issuing Lender under any Letter of Credit and (ii) to pay to the Administrative Agent for the account of such Issuing Lender, interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a fluctuating rate per annum equal to the rate then borne by Revolving Credit Loans that are ABR Loans pursuant to subsection 4.1(b) plus 2% per annum.

      (b) In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed in full therefor, forthwith upon demand of the Issuing Lender, and otherwise in accordance with the terms hereof or of the Letter of Credit Application, if any, relating to such Letter of Credit, the Issuing Lender will promptly through the Administrative Agent notify each Participating Lender that acquired its Participating Interest in such Letter of Credit from the Issuing Lender or pursuant to an assignment as provided in subsection 11.6(c). No later than the close of business on the date such notice is given, each such Participating Lender will transfer to the Administrative Agent, for the account of the Issuing Lender, in immediately available funds, an amount equal to such Participating Lender's pro rata share of the unreimbursed portion of such payment.

      (c) Whenever, at any time, after the Issuing Lender has made payment under a Letter of Credit and has received from any Participating Lender such Participating Lender's pro rata share of the unreimbursed portion of such payment, the Issuing Lender receives any reimbursement on account of such unreimbursed portion or any payment of interest on account thereof, the Issuing Lender will distribute to the Administrative Agent, for the account of such Participating Lender, its pro rata share thereof; provided, however, that in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may

be) is required to be returned, such Participating Lender will promptly return to the Administrative Agent, for the account of the Issuing Lender, any portion thereof previously distributed by the Issuing Lender to it.

      3.5. Further Assurances. The Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender more fully to effect the purposes of this Agreement and the issuance of the Letters of Credit issued hereunder.

      3.6. Obligations Absolute. The payment obligations of the Borrower and each Participating Lender under subsection 3.4 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

           (a) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any Participating Lender, or any other Person, whether in connection with this Agreement, the transactions contemplated herein, or any unrelated transaction;

            (b) any statement or any other document presented under any Letter of Credit opened for its account proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (c) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except payment resulting solely from the gross negligence or willful misconduct of the Issuing Lender; or

            (d) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except circumstances or happenings resulting from the gross negligence or willful misconduct of the Issuing Lender.

      3.7. Letter of Credit Application. To the extent not inconsistent with the terms of this Agreement (in which case the provisions of this Agreement shall prevail), provisions of any Letter of Credit Application related to any Letter of Credit are supplemental to, and not in derogation of, any rights and remedies of the Issuing Lender and the Participating Lenders under this Section 3 and applicable law. The Borrower acknowledges and agrees that all rights of the Issuing Lender under any Letter of Credit Application shall inure to the benefit of each Participating Lender to the extent of its Revolving Credit Commitment Percentage as fully as if such Participating Lender was a party to such Letter of Credit Application.

      3.8. Purpose of Letters of Credit. Each Standby Letter of Credit shall be used by the Borrower solely (a) to provide credit support for borrowings by the Borrower or its Subsidiaries, or (b) for other working capital purposes of the Borrower and Subsidiaries in the ordinary course of business. Each Commercial Letter of Credit will be used by the Borrower and Subsidiaries solely to provide the primary means of payment in connection with the purchase of goods or services by the Borrower and its Subsidiaries in the ordinary course of business.

                       SECTION 4.   GENERAL PROVISIONS

      4.1. Interest Rates and Payment Dates. Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

      (b) Each ABR Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Alternate Base Rate for such day plus the Applicable Margin.

      (c)   If all or a portion of (i) the principal amount of any Loan,
(ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such amount shall bear interest for each day after the due date until such amount is paid in full at a rate per annum equal to (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% per annum or (y) in the case of any such overdue interest, fee or other amount, the rate described in paragraph (b) of this subsection plus 2% per annum. If any Event of Default described in subsections 9(c) (with respect to subsection 8.1 only), (f), (h) or (j) shall occur and be continuing, and the Majority Lenders shall give notice to the Borrower that this sentence shall apply, then, until such Event of Default shall be cured or waived or such notice shall be withdrawn, the outstanding principal amount of all Loans shall bear interest at 2% per annum above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection 4.1 (other than the first sentence of this paragraph (c)).

      (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection 4.1 shall be payable from time to time on demand.

      4.2. Conversion and Continuation Options.The Borrower may elect from time to time to convert outstanding Eurodollar Loans (in whole or in part) to ABR Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert outstanding ABR Loans (in whole or in part) to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor; provided that until the date that is one month after the Closing Date, Eurodollar Loans may be made only for one month Interest Periods.
Upon receipt of any such
notice the Administrative Agent shall promptly notify each relevant Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) no ABR Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent or Lenders holding the majority of the outstanding principal amount of Loans of such Type have determined that such conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, subsection 4.3 shall not have been violated, and (iii) no ABR Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Revolving Credit Termination Date.

      (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loans determined in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, provided that no Eurodollar Loan may be continued as such
(i) when any Default or Event of Default has occurred and is continuing and the Administrative Agent or Lenders holding the majority of the outstanding principal amount of Loans of such Class have determined that such continuation is not appropriate, (ii) if, after giving effect thereto, subsection 4.3 would be contravened or (iii) after the date that is one month prior to the Revolving Credit Termination Date; and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted pursuant to the preceding proviso, such Eurodollar Loans shall, subject to the preceding proviso, be automatically continued as such, with the length of the next Interest Period to be 30 days. Upon receipt of any notice pursuant to this subsection 4.2(b), the Administrative Agent shall promptly notify each Lender thereof.

      4.3. Minimum Amounts of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of the Eurodollar Loans comprising each Tranche shall be equal to $5,000,000 or a whole multiple of $5,000,000 in excess thereof and (ii) there shall not be more than (ten) 10 Tranches at any one time outstanding.

     4.4. Optional and Mandatory Prepayments.The Borrower may at any time and from time to time prepay Revolving Credit Loans or Term Loans, in whole or in part, upon at least three Business Days' irrevocable notice to the Administrative Agent (in the case of Eurodollar Loans) and at least one Business Day's irrevocable notice to the Administrative Agent (in the case of ABR Loans), specifying the date and amount of prepayment and whether the prepayment is (i) of Revolving Credit Loans or Term A Loans or Term B Loans and (ii) of Eurodollar Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the amount allocable to each. Upon the receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments of the Loans shall be in an aggregate principal amount of $2,500,000 or a whole multiple of $1,000,000 in excess thereof.

      (b) If, at any time during the Revolving Credit Commitment Period, for any reason the Aggregate Revolving Credit Outstanding of all Lenders exceeds the Aggregate Revolving Credit Commitments then in effect, or the Aggregate Revolving Credit Outstanding of any Lender exceeds the Revolving Credit Commitment of such Lender then in effect, the Borrower shall, without notice or demand, immediately prepay the Revolving Credit Loans in an aggregate principal amount at least sufficient to eliminate any such excess.

      (c) If any Preferred Stock (other than Preferred Stock of the Borrower issued in connection with the formation or acquisition of a joint venture so long as such Preferred Stock does not mature or provide for redemption prior to the Term Loan B Termination Date and does not provide for the payment of any dividends) or Indebtedness shall be issued or incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness permitted in accordance with subsection 8.2 as such subsection is in effect on the date of this Agreement), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence in accordance with subsection 4.8. This subsection 4.4(c) shall not affect any rights and remedies that the Administrative Agent or the Lenders may otherwise have under Section 9.

      (d) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of such Net Cash Proceeds shall be applied on such date, to prepay the Term Loans in accordance with subsection 4.8(a); provided that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $2,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to prepay the Term Loans in accordance with subsection 4.8.

      (e) If Capital Stock (other than Preferred Stock) shall be issued by the Borrower or any of its Subsidiaries, an amount equal to 75% of the Net Cash Proceeds thereof shall be applied on the date of such issuance to prepay the Term Loans in accordance with subsection 4.8. This subsection 4.4(e) shall not affect any rights and remedies that the Administrative Agent or the Lenders may otherwise have under Section 9.

      (f) If any amount is received by the Borrower or any of its Subsidiaries from Royal Numico or its Affiliates in connection with the Rexall Purchase Agreement (other than any amount representing a purchase price adjustment) or as a direct or indirect result of any breach of any term or provision of the Rexall Purchase Agreement or otherwise in respect of any claim by the Borrower or any of its Subsidiaries arising out of the Rexall Acquisition (other than to the extent relating to indemnification or reimbursements of amounts paid or to be paid by the Borrower or any of its Subsidiaries to Persons other than the Borrower or any of its Subsidiar

<ies), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such payment to prepay the Term Loans in accordance with subsection 4.8.

      (g) Within 90 days after the end of each fiscal year of the Borrower, 50% of the Borrower's Excess Cash Flow shall be applied to prepay the Term Loans in accordance with subsection 4.8.

      (h)   Amounts prepaid on account of Term Loans may not be reborrowed.

      (i) Each prepayment of Loans pursuant to this subsection 4.4 shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of prepayment and any amounts payable under subsection 4.11 in connection with such prepayment.

      (j) The Revolving Credit Loans shall be prepaid and the Letters of Credit shall be cash collateralized or replaced to the extent such Extensions of Credit exceed the amount of the Revolving Credit Commitments.

      4.5. Commitment Fees; Other Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Lender which has defaulted in its obligation to fund a Loan under this Agreement), a commitment fee for the period from and including the Closing Date to but excluding the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein) computed at the rate per annum set forth in the definition of "Applicable Margin" under the heading "Commitment Fee" on the average daily Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein, commencing on the first such date to occur after the date hereof.

      (b) The Borrower shall pay (without duplication of any other fee payable under this subsection 4.5) to each Agent any and all fees separately agreed to by the Borrower and such Agents.

      (c) In lieu of any letter of credit commissions and fees provided for in any Letter of Credit Application relating to a Standby Letter of Credit (other than any standard issuance, amendment and negotiation fees), the Borrower will pay the Administrative Agent, (i) for the account of the Issuing Lender, a non-refundable fronting fee equal to 0.25 of 1% per annum and (ii) for the account of the Issuing Lender (with respect to its Participating Interest) and the Participating Lenders, a non-refundable Standby Letter of Credit fee equal to the Applicable Margin in respect of Eurodollar Loans, in each case on the amount available to be drawn under such Standby Letter of Credit. Such fees shall be payable quarterly in arrears on the last Business Day of each calendar quarter, and shall be calculated on the average daily amount available to be drawn under the Standby Letters of Credit.

      (d) In lieu of any letter of credit commissions and fees provided for in any Letter of Credit Application relating to a Commercial Letter of Credit (other than any standard issuance, amendment and negotiation fees), the Borrower will pay the Administrative Agent, (i) for the account of the Issuing Lender, a non-refundable fronting fee equal to 1/16 of 1% of the amount of such Commercial Letter of Credit, (ii) for the account of the Issuing Lender (with respect to its Participating Interest) and the Participating Lenders, a non-refundable Commercial Letter of Credit fee equal to 1/4 of 1% of the amount of such Letter of Credit. Such fees shall be payable to the Administrative Agent on the date of issuance and shall be distributed by the Administrative Agent to the Issuing Lender or the Participating Lenders, as applicable, promptly thereafter and (iii) for the account of the Administrative Agent, the normal and customary Letter of Credit application and processing fees.

      (e) The Borrower agrees to pay the Issuing Lender for its own account the customary administration, amendment, transfer and negotiation fees charged by the Issuing Lender in connection with its issuance and administration of Letters of Credit.

      4.6. Computation of Interest and Fees. Interest and fees shall be calculated on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day); provided that interest calculated at the Alternate Base Rate (based on the Prime Rate included therein) shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed (including the first day but excluding the last day). The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in the Alternate Base Rate.

      (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1.

      4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

            (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

           (b) the Administrative Agent has received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans in U.S. Dollars, (ii) any Revolving Credit Loans or Term Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as ABR Loans and (iii) any outstanding Eurodollar Loans shall be converted on the last day of such Interest Period to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans.

      4.8. Pro rata Treatment and Payments. Each borrowing of Revolving Credit Loans by the Borrower from the Lenders hereunder shall be made pro rata according to the Revolving Credit Commitment Percentages of the Lenders in effect on the date of such borrowing.

      (ii) Each payment by the Borrower on account of any commitment fee or letter of credit fee hereunder shall be allocated by the Administrative Agent among the Lenders in accordance with the respective amounts which such Lenders are entitled to receive pursuant to subsection 4.5.

      (iii) Any reduction of the Revolving Credit Commitments of the Lenders shall be allocated by the Administrative Agent among the Lenders pro rata according to the Revolving Credit Commitment Percentages of the Lenders on the date of such reduction.

      (iv) In the event of any mandatory prepayment of Term Loans made at a time when Term Loans of more than one Class remain outstanding, the Borrower shall select Term Loans to be prepaid so that the aggregate amount of such prepayment is allocated between the Term A Loans and the Term B Loans pro rata based on the aggregate principal amount of outstanding Loans of each such Class; provided that until all Term A Loans have been repaid in full, any Lender of Term B Loans may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy) at least one Business Day prior to the prepayment date, to decline (but only to the extent the such declined Term B Loan prepayment would not reduce the outstanding principal of such Lender's Term A Loan below zero) all or any portion of any prepayment of its Term B Loans pursuant to this subsection 4.8(a), in which case the aggregate amount of the prepayment that would have been applied to prepay Term B Loans but was so declined shall be applied to prepay Term A Loans. Each payment by the Borrower on account of principal of or interest in respect of Revolving Credit Loans or Term Loans shall be allocated by the Administrative Agent within the Applicable Class pro rata according to the respective amounts thereof then due and owing to each Lender. Prepayments of Term Loans pursuant to subsection 4.4(a), 4.4(c), 4.4(d), 4.4(e), 4.4(f) or 4.4(g)
shall be applied (x) pro rata according to the respective principal amounts thereof then due and owing to each Lender within the applicable Class and (y) pro rata to the respective installments of principal thereof.

      (v) All payments (including prepayments) to be made by the Borrower in respect of Revolving Credit Loans or Term Loans hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders entitled thereto, at the Administrative Agent's office specified in subsection 11.2, in U.S. Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled to receive the same promptly upon receipt in like funds as received.

      (vi) If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

      (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate per annum equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Borrower shall repay such Lender's share of such borrowing (together with interest thereon from the date such amount was made available to the Borrower at the rate per annum applicable to ABR Loans hereunder to the Administrative Agent not later than three Business Days after receipt of written notice from the Administrative Agent specifying such Lender's share of such borrowing that was not made available to such Administrative Agent, and the Borrower shall have the right to pursue any remedies against such Lender for its failure to make its portion of such borrowing available.

      (c) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to a date on which a payment is due from the Borrower hereunder that the Borrower will not make such payment available to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Lenders a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the due date therefor, each applicable Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate per annum equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

      4.9. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Legal Requirement or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled until such time as it shall no longer be unlawful for such Lender to make or maintain the affected Loans and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Eurodollar Loans or within such earlier period as may be required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.11.

      4.10. Increased Costs. In the event that the adoption of or any change in any Legal Requirement (or in the interpretation or application thereof) or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental
Authority:

            (i) does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Loans made by it or any Letter of Credit, or change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder (except for (i) changes in the rate of tax on the overall net income or profits of such Lender, (ii) any tax to the extent that the Borrower is or would be required to pay an additional amount with respect to such tax under subsection 4.12 or
      (iii) any tax with respect to which the Borrower would not be required to pay an additional amount under subsection 4.12 because payment of such additional amount with respect to such tax would be specifically excluded thereunder);

            (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

            (iii) does or shall impose on such Lender any other condition affecting this Agreement or the Loans made by any Lender or any Letter of Credit participation therein;

and the result of any of the foregoing is to increase the cost to such Lender, by any amount which such Lender deems to be material, of making, renewing, maintaining or participating in advances or extensions of credit or to reduce any amount receivable hereunder, in each case in respect of its Loans or Letters of Credit which it issues or in which it holds Participating Interests, then, in any such case, the Borrower shall promptly pay such Lender, upon receipt of its demand setting forth in reasonable detail, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable, together with interest on each such amount from the date two Business Days after the date demanded until payment in full thereof at the Alternate Base Rate. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and payment of all amounts outstanding hereunder for a period of one year.

      (b) In the event that any Lender shall have determined that the adoption of any law, rule, regulation or guideline regarding capital adequacy (or any change therein or in the interpretation or application thereof) or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline, does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction. A certificate as to any additional amounts payable pursuant to this subsection 4.10(b), submitted by a Lender to the Borrower, shall be conclusive in the absence of manifest error. The provisions of this subsection 4.10(b) shall survive the termination of this Agreement and the payment of all amounts outstanding hereunder.

      (c)   Any request by any Lender for compensation under this subsection
4.10 shall be accompanied by a certificate of a duly authorized officer of such Lender setting for such information and calculations supporting such request as such Lender shall customarily provide in similar situations.

      (d) Failure or delay on the part of any Lender to demand compensation pursuant to this subsection 4.10 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this subsection 4.10 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided, further, that, if the circumstance giving rise to such increased costs or reductions is retroactive in effect, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

      4.11. Indemnity. Without duplication of the provisions of subsection 4.15, the Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any Loans of such Lender, (b) default by the Borrower in making a borrowing, continuation or conversion after the Borrower has given a notice of borrowing, a notice of continuation or a notice of conversion in accordance with this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with this Agreement or (d) the making of a prepayment, continuation or conversion of a Eurodollar Loan on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it to maintain its Eurodollar Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained, but excluding, in each case, lost profit. A certificate as to any amounts payable pursuant to this subsection 4.11, submitted by a Lender to the Borrower, shall be conclusive in the absence of manifest error. This covenant shall survive termination of this Agreement and payment of all amounts outstanding hereunder.

      4.12. Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this subsection) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

      (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

      (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 days after written demand therefor, for the full amount of any In demnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

      (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

      (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the foregoing, at the request of the Borrower each Foreign Lender, on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), shall deliver to the Borrower and the Administrative Agent either (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN claiming eligibility of the Foreign Lender for benefits of an income tax treaty to which the United States is a party, or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; (ii) in the case of a Foreign Lender that is not legally entitled to deliver any form listed in clause (e)(i), (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and
(y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form or (iii) any other form prescribed by law reasonably satisfactory to the Borrower and the Administrative Agent entitling each Lender to a complete exemption from or reduction in withholding tax.

      (f) If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this subsection 4.12, it shall pay over such refund to the Borrower as determined in good faith by the Administrative Agent or such Lender in its sole discretion (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this subsection 4.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection 4.12 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

      4.13. Use of Proceeds.The proceeds of the Revolving Credit Loans shall be used for the general working capital and general corporate purposes of the Borrower and its Subsidiaries. The Letters of Credit shall be used for the purposes specified in subsection 3.8. The proceeds of the Term Loans shall be used to finance the Transactions.

      4.14. Change in Lending Office; Replacement of Lender.Each Lender agrees that if it makes any demand for payment under subsection 4.10 or 4.12, or if any adoption or change of the type described in subsection 4.9 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if such designation or assignment would reduce or obviate the need for the Borrower to make payments under subsection 4.10 or 4.12, or would eliminate or reduce the effect of any adoption or change described in subsection 4.9.

      (b) If any Lender requests any payment under subsection 4.10 or 4.12, the Borrower shall have the right to replace such Lender with one or more replacement lenders, each of which shall be reasonably acceptable to the Administrative Agent; provided that (i) the Borrower shall repay (or the replacement lender shall purchase) all Loans and other amounts owing hereunder to such replaced Lender prior to the date of replacement, (ii) until such time as such replacement shall be consummated, the Borrower shall pay additional amounts (if any) required pursuant to subsection 4.10 or 4.12 for the period prior to replacement and (iii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

      4.15. Break Funding Payments.In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including, without limitation, as a result of an Event of Default), (b) the conversion of any Eurodollar other than on the last day of an Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice deliv ered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan (excluding, for the avoidance of doubt, any Applicable Margin), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such
Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this subsection 4.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                 SECTION 5.   REPRESENTATIONS AND WARRANTIES

      To induce the Lenders to enter into this Agreement and to make the Loans, and to induce the Issuing Lender to issue Letters of Credit, the Borrower hereby represents and warrants to each Agent and to each Lender that:

      5.1. Financial Condition; Accuracy of Public Information. The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2002 and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal year ended on such date, reported on by PricewaterhouseCoopers LLP, copies of which have heretofore been furnished to each Lender, present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2002 and March 31, 2003 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the three-month periods ended on such dates, certified by the chief financial officer of the Borrower and as to which PricewaterhouseCoopers LLP have performed a review in accordance with SAS 100, copies of which have heretofore been furnished to each Lender present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the three-month periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. Except as set forth on Schedule 5.1, neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto to the extent required by GAAP. During the period from September 30, 2002 to and including the date hereof, there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries at September 30, 2002, other than (i) the sale of inventory in the ordinary course of business, (ii) the Rexall Acquisition, (iii) any such activity prior to the Closing Date by Subsidiaries acquired in the Rexall Acquisition and (iv) as otherwise permitted hereunder.

      (b) The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2002, March 31, 2002 and March 31, 2003 prepared on a pro forma basis giving effect to the Transactions, and the related consolidated statements of income and cash flows (including, without limitation, calculations of Consolidated EBITDA and other operating data necessary for evaluating the covenants in subsection 8.1 (such calculations, the "Pro Forma Data")) for the fiscal year ended September 30, 2002, the three-month periods ended March 31, 2002 and March 31, 2003 and the twelve-month period ended March 31, 2003 (together, the "Pro Forma Financial Statements"), copies of which have heretofore been furnished to each Lender, have been prepared on a basis consistent with pro forma financial statement requirements of Regulation S-X under the Exchange Act.

      (c) The financial projections of the Borrower and its Subsidiaries described in subsection 6.1(k), copies of which have been furnished to each Lender, have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable.

      5.2. No Change. Since September 30, 2002, there has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect, except as disclosed in filings with the U.S. Securities and Exchange Commission pursuant to the Exchange Act made on or prior to July 15, 2003.

      5.3. Corporate Existence; Compliance with Law. Each Loan Party and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified in any such jurisdiction could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

      5.4. Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow and obtain other extensions of credit hereunder and has taken all necessary action to authorize the borrowings and other extensions of credit hereunder on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Borrower has the power and authority, and the legal right, to make, deliver and perform the Rexall Purchase Agreement and to complete the Rexall Acquisition and the other Transactions. Except as set forth on
Schedule 5.4, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required as a condition precedent to the Borrower's obligation to consummate the Rexall Acquisition or in connection with the borrowings or other extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of the Loan Documents. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of each Loan Party that is a party hereto or thereto. The Rexall Purchase Agreement has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party hereto or thereto, enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The Rexall Purchase Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

      5.5. No Legal Bar.The execution, delivery and performance by the Borrower of the Rexall Purchase Agreement, the Loan Documents, the borrowings and other extensions of credit hereunder and the use of the proceeds thereof and the consummation of the Rexall Acquisition and the other Transactions will not (a) violate any Requirement of Law or Contractual Obligation of any Loan Party or of any of its Subsidiaries except (other than with respect to Security Documents or the organizational and governing documents of such Loan Party or Subsidiaries), as would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (b) result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than those Liens created by the Loan Documents).

      5.6. No Material Litigation. Except as set forth on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Loan Parties, threatened by or against any Loan Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or the Rexall Acquisition and the other transactions contemplated hereby or thereby, or (b) which would reasonably be expected to have a Material Adverse Effect.

      5.7. No Default. No Loan Party or any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default (under and as defined in the indenture governing the Existing Notes) has occurred and is continuing. No Default or Event of Default has occurred and is continuing.

      5.8. Ownership of Property; Liens. Each of the Loan Parties and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except to the extent that the failure to have such title would not have a Material Adverse Effect. None of such property is subject to any Lien except as permitted by subsection 8.3. With respect to real property or interests in real property, as of the Closing Date, the Borrower or its Subsidiaries have (i) fee title to all of the real property listed on Schedule 5.8 under the heading "Fee Properties" (each, a "Fee Property"), and (ii) good and valid title to the leasehold estates in all of the real property leased by it and listed on Schedule 5.8 under the heading "Leased Properties" (each, a "Leased Property"), in each case free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) Liens permitted pursuant to subsection 8.3, (B) as to Leased Property, the terms and provisions of the respective lease therefor and any matters affecting the fee title and any estate superior to the leasehold estate related thereto, and (C) title or lease defects, or leases or subleases granted to others, which are not material to the Fee Properties or the Leased Properties, as the case may be, taken as a whole. The Fee Properties constitute, as of the Closing Date, substantially all of the real property owned in fee by the Borrower and its Subsidiaries.

      5.9. Intellectual Property. Each Loan Party, and each of its Subsidiaries, owns, or is licensed to use or otherwise has the right to use, all trademarks, trade names, copyrights, patents, domain names, trade secrets and other proprietary information that it uses in the conduct of its business as currently conducted except for those for which the failure to own or license which would not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). To the knowledge of each Loan Party, no claim has been asserted and is pending or is threatened to be asserted by any Person challenging or questioning the use of any material Intellectual Property or the validity or enforceability of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. The use of such Intellectual Property by each Loan Party and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

      5.10. Taxes. Except as disclosed in Schedule 5.10, each Loan Party, and each of its Subsidiaries, has filed or caused to be filed all material tax returns which are required to be filed (and each such tax return is true and correct in all material respects) and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party or its Subsidiaries, as the case may be), and no tax Lien has been filed, and, to the knowledge of the Loan Parties, no claim is being asserted, with respect to any such tax, fee or other charge, in each case other than to the extent that any such failure to act or existence of claim would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

      5.11. Federal Regulations. No part of the proceeds of any Loans, and no Letter of Credit, will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation U, as the case may be.

      5.12. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than $10,000,000, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by more than $10,000,000.

      (ii) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (ii) neither the Borrower nor any Subsidiary have incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

      5.13. Investment Company Act; Public Utility Holding Company Act; Other Regulations. The Borrower is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

      5.14. Subsidiaries. Schedule II sets forth all Subsidiaries of the Borrower as of the Closing Date.

      5.15. Environmental Matters. Except to the extent that all of the following, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

            (a) The facilities and properties owned, leased or operated by each Loan Party or any of its Subsidiaries (the "Properties") do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law.

            (b) The Properties and all operations at the Properties are in compliance in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any Loan Party or any of its Subsidiaries (the "Business") which could materially interfere with the continued operation of the Properties.

            (c) Neither any Loan Party nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding any Environmental Laws with regard to any of the Properties or the Business, nor does any Loan Party have knowledge that any such notice will be received or is being threatened.

            (d) No Hazardous Materials have been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

            (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which any Loan Party or any Subsidiary thereof is or will be named as a party with respect to the Properties or the Business, nor are there any decrees, orders or agreements which impose obligations, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

            (f) There has been no release or threat of release of Hazardous Materials at, under or from the Properties, or arising from or related to the operations of any Loan Party or any Subsidiary thereof in connec tion with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

      5.16. Solvency. Each Loan Party is, and after giving effect to the consummation of any Acquisition (including, without limitation, the Rexall Acquisition) and to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be Solvent.

      5.17. Security Documents (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described, and as defined, therein and proceeds thereof, and, after taking the actions described in Schedule 3 thereto, the Liens created under the Guarantee and Collateral Agreement shall at all times constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement) intended to be secured thereby, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by subsection 8.3.

      5.18. Insurance. Schedule 5.18 sets forth a true, complete and correct summary description of all material insurance maintained by each Loan Party. Such insurance is in full force and effect and all premiums have been duly paid. Each Loan Party has insurance through insurers it reasonably believes to be of recognized financial responsibility covering its properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as it reasonably believes are adequate to protect it and its Subsidiaries and their respective businesses; and neither the Borrower nor any of its Subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance.

      5.19. Affiliate Transactions. All Contractual Obligations between the Borrower and any of its Subsidiaries (other than those Subsidiaries acquired as part of the Rexall Acquisition) on the one hand, and their respective Affiliates, on the other hand, are disclosed in the Borrower's most recent proxy statement filed on Form 14A with the Securities and Exchange Commission to the extent required under its regulations. All material Contractual Obligations between any Subsidiary of the Borrower acquired as part of the Rexall Acquisition, on the one hand, and their respective Affiliates, on the other hand, are set forth on Schedule 5.19.

      5.20. Accuracy of Information.No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished in writing to the Administrative Agent or the Lenders or any of them (including, without limitation, filings made by the Borrower under the Exchange Act and the regulations promulgated thereunder), by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole together with all other information provided in this Agreement, the other Loan Documents or any other such document, certificate or statement, contained as of the date such statement, information, document or certificate was so furnished any untrue statement of any fact material to the interests of the Administrative Agent or any Lender, or omitted to state a fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading in any respect material to the interests of the Administrative Agent or any Lender; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time. There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in such other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

                      SECTION 6.   CONDITIONS PRECEDENT

      6.1. Conditions to Closing Date. The Closing Date shall occur on the date of satisfaction of the following conditions precedent:

            (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each party thereto, with a counterpart or a conformed copy for each Lender and (iii) signed Notes for the account of each Lender that shall so request, executed and delivered by a duly authorized officer of the Borrower.

            (b) Closing Certificate. The Administrative Agent shall have received, with a copy for each Lender, a certificate of the Borrower and the other Loan Parties, dated the Closing Date, substantially in the form attached hereto as Exhibit F, with appropriate insertions and attachments satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower or the relevant Loan Party.

            (c) Corporate Proceedings of the Borrower. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party,
      (ii) the borrowings contemplated hereunder, (iii) the granting by it of the Liens created pursuant to the Security Documents to which the Borrower is a party and (iv) the Transactions, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

            (d) Borrower Incumbency Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

            (e) Corporate Proceedings of Subsidiaries. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Subsidiary of the Borrower which is a party to a Loan Document authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party and (ii) the granting by it of the Liens created pursuant to the Security Documents to which it is a party, certified by the Secretary or an Assistant Secretary of each such Subsidiary as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

            (f) Subsidiary Incumbency Certificates. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Domestic Subsidiary of the Borrower which is a party to a Loan Document, dated the Closing Date, as to the incumbency and signature of the officers of such Subsidiary, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each such Subsidiary.

            (g) Corporate Documents. The Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

            (h) Fees. The Arrangers, each Agent and the Lenders shall have received all invoiced fees, costs, expenses and compensation required to be paid on the Closing Date (including reasonable fees, disbursements and other charges of legal counsel to the Arrangers and the Lenders and expenses of appraisers, consultants and other advisors to the Arrangers and the Lenders and who have been approved by the Borrower).

            (i) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, (i) the executed legal opinion of Milbank, Tweed, Hadley & McCloy LLP, special counsel to the Borrower and the other Loan Parties, substantially in the form attached hereto as Exhibit E-1 and (ii) the executed legal opinion of Irene Fisher, General Counsel of the Borrower and the other Loan Parties, substantially in the form attached hereto as Exhibit E-2.

           (j) Financial Statements. The Administrative Agent shall have received, with a copy for each Lender, and each Lender shall have reviewed, and shall be satisfied with the financial statements set forth in subsections 5.1(a) and (b). The Pro Forma Financial Statements and the Pro Forma Data shall be consistent in all material respects with the sources and uses described in the Commitment Letter and the financial projections provided to the Lenders described in paragraph (k) below.

            (k) Projections. The Administrative Agent shall have received, with a copy for each Arranger, projected balance sheets and related statements of income and cash flows (including any and all supporting schedules and assumptions) of the Borrower and its Subsidiaries after giving effect to the Transactions on an annual basis for three years, commencing with the fiscal year ending September 30, 2003.

            (l) Pledged Stock; Stock Powers. The Administrative Agent shall have received (i) with respect to shares that are certificated, the certificates representing the shares of each Loan Party and Subsidiary pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) with respect to all other shares of each Loan Party and Subsidiary pledged pursuant to the Guarantee and Collateral Agreement a duly completed acknowledgment in the form set forth in Annex 2 to the Guarantee and Collateral Agreement.

            (m) Actions to Perfect Liens. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1 necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents shall have been completed.

            (n) Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of each Loan Party in each of the jurisdictions and offices where assets of such Loan Party are located or recorded as the Administrative Agent shall reasonably request, and such search shall reveal no material liens on any of the assets of such Loan Party except for liens permitted by the Loan Documents.

            (o) Consents, Licenses and Approvals. (i) All governmental and material third party approvals (including material landlords' and other consents) necessary in connection with the execution, delivery and performance of the Loan Documents and the continuing operation of the business of the Loan Parties shall have been obtained and be in full force and effect, and (ii) all applicable waiting periods shall have expired without any action being taken or threatened by any competent Governmental Authority which would restrain, prevent or otherwise impose material adverse conditions upon the Transactions. The Administrative Agent shall have received copies of all approvals referenced in clause (ii) above (certified by the Secretary or Assistant Secretary of the Borrower as true and correct).

            (p) Designated Senior Indebtedness. (i) The Indebtedness under this Agreement shall be designated by the Borrower as "Designated Senior Indebtedness" pursuant to, and as defined under, the Indenture, dated as of September 23, 1997, among the Company, as issuer, and The Bank of New York, as trustee, relating to the Existing Notes (the "Existing Notes Indenture"), and (ii) the Administrative Agent shall have received a certificate of the Borrower executed by the Secretary of the Borrower satisfactory to the Administrative Agent reaffirming such designation.

            (q) Rexall Acquisition. The Rexall Purchase Agreement shall be in full force and effect and the Arrangers shall have received copies thereof, as amended to the date hereof. The Arrangers shall have received copies, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, of all filings made with any Governmental Authority in connection with the Transactions. Each of the Transactions (other than the extensions of credit hereunder) shall have been (or shall be contemporaneously) consummated in accordance with the terms hereof and the terms of documentation therefor (without waiver or amendment of any condition (other than any immaterial condition the waiver or amendment of which is not adverse to the Lenders) unless consented to in writing by the Arrangers) that are in form and substance reasonably satisfactory to the Arrangers (with any material condition therein requiring the satisfaction or consent of any Person other than the Arrangers or the Lenders being deemed to require the reasonable satisfaction or consent of the Arrangers). Each of the parties thereto shall have complied in all material respects with all covenants set forth in the Rexall Purchase Agreement (without the waiver of performance under or amendment of any of the terms thereof unless consented to in writing by the Arrangers).

            (r) Adequate Working Capital. The Lenders shall be satisfied that the Borrower and its Subsidiaries will have adequate working capital and capital expenditure funds and availability immediately after the Closing Date after giving effect to the Transactions.

            (s) Litigation. There shall be no litigation or administrative proceeding (pending or threatened, other than threatened litigation against Target that is subject to indemnity under the Rexall Purchase Agreement), or proposed or pending regulatory changes in law or regulations applicable to the Borrower or its Subsidiaries, that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Rexall Acquisition or the other Transactions.

            (t) Existing Credit Agreement. The Administrative Agent shall have received evidence satisfactory to it that all amounts outstanding under the Existing Credit Agreement have been paid in full, all commitments thereunder have been terminated, and all Liens in respect thereof shall have been released (or arrangement for such releases satisfactory to the Administrative Agent shall have been made).

            (u) Indebtedness. Immediately after giving effect to the Transactions, the Borrower and its Subsidiaries shall not have outstanding Indebtedness for borrowed money or preferred stock other than (w) Indebtedness under the Loan Documents not to exceed $275,000,000, (x) the Existing Notes, (y) Indebtedness permitted under subsection 8.2(c) or 8.2(i) and the promissory note made by Holland & Barrett Europe Limited to the Borrower and described on
      Schedule 8.2, and (z) other Indebtedness for borrowed money, not to exceed $10,000,000 and as set forth on Schedule 6.1(u).

            (v) Documentation. The Lenders have received such other legal opinions, corporate documents and other instruments and/or certificates as they may reasonably request.

      6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, the Closing Date), is subject to the satisfaction of the following conditions precedent as of the date such Extension of Credit is requested to be made:

            (a) Representations and Warranties. Each of the representations and warranties made by each of the Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, other than any such representations and warranties that, by their terms, refer to a specific date other than such date, in which case as of such specific date.

            (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit requested to be made on such date.

Each Extension of Credit made to the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the conditions contained in this subsection 6.2 have been satisfied.

                     SECTION 7.   AFFIRMATIVE COVENANTS

      The Borrower hereby agrees that, so long as the Commitments (or any of them) remain in effect, any Loan or Reimbursement Obligation remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall and shall cause each of its Subsidiaries to:

      7.1. Financial Statements.  Furnish to each Lender:

            (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, copies of the consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a "going concern" or like qualification, assumption or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

            (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except that interim statements may exclude detailed footnote disclosure in accordance with standard practice). For purposes of this subsection 7.1, information posted on Intralinks shall be deemed distributed to all Lenders.

      7.2.  Certificates; Other Information.  Furnish to each Lender:

            (a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

            (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and 7.1(b), a certificate of a Responsible Officer of the Borrower stating that, to the best of such officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; and in the case of financial statements referred to in subsections 7.1(a) and 7.1(b), including calculations and information demonstrating in reasonable detail compliance with the requirements of subsection 8.1 and determining the Applicable Margins;

            (c) not later than 90 days following the end of each fiscal year of the Borrower, a copy of the projections by the Borrower of the operating budget of the Borrower and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer of the Borrower to the effect that such projections have been prepared on the basis of assumptions believed by the Borrower to be reasonable at the time and that such officer has no reason to believe they are incorrect or misleading in any material respect;

            (d) within five Business Days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

            (e) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and 7.1(b), to the extent not included in the financial statements and reports referred to in subsection 7.2(d), a management narrative report explaining all significant variances from forecasts, projections and previous results and all significant current developments in staffing, marketing, sales and operations; and

            (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

      7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (including taxes), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

      7.4. Maintenance of Existence. Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 8.5; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

      7.5. Maintenance of Property; Insurance. Keep all property material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

      7.6. Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and, upon prior written notice, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and, in the presence of an officer of the Borrower, with its independent certified public accountants.

      7.7. Notices. Promptly give notice to the Administrative Agent (who shall promptly notify each Lender) of:

            (a)   the occurrence of any Default or Event of Default;

            (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

            (c) any litigation or proceeding (including without limitation any notice of violation, alleged violation, liability or potential liability under any Environmental Law) that is filed or commenced (in each case after the Closing Date) affecting the Borrower or any of its Subsidiaries in which the amount claimed by the plaintiff is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

            (d) any ERISA Event, that alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a liability of the Borrower and its Subsidiaries in an amount exceeding $1,000,000 (as soon as possible and in any event within 30 days after any Loan Party knows or has reason to know thereof); and

            (e) any development or event which has had or would reasonably be expected to have a Material Adverse Effect.

      Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

      7.8. Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that any failures could not, in the aggregate, reasonably be expected to have a Material Adverse Effect or to result in the payment of a Material Environmental Amount.

      (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

      7.9. Additional Subsidiaries; Additional Collateral. (a) With respect to any Domestic Subsidiary created or acquired after the Closing Date by the Borrower, promptly cause such Subsidiary to become a party to the Guarantee and Collateral Agreement, deliver to the Administrative Agent the certificates representing the Capital Stock of such Subsidiary, together with undated stock powers, executed in blank, securing the Obligations as described in the Guarantee and Collateral Agreement and covering the types of assets covered by the Guarantee and Collateral Agreement, take all required actions to perfect the security interests created by the Guarantee and Collateral Agreement in the assets of such Subsidiary and if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the preceding matters, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

      (b) With respect to each direct Material Foreign Subsidiary of the Borrower or of any Domestic Subsidiary acquired or formed after the Closing Date or a Foreign Subsidiary that otherwise becomes a direct Material Foreign Subsidiary after the Closing Date (or with respect to such other direct Foreign Subsidiaries as, together with all direct Material Foreign Subsidiaries, constitute 80% or more of the assets or revenues (computed for the most recent fiscal year) of the Foreign Subsidiaries, taken as a whole), promptly after the acquisition or formation thereof or such other Foreign Subsidiary becoming a direct Material Foreign Subsidiary, execute and deliver and cause each such Foreign Subsidiary to execute and deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, such documents and instruments (including, without limitation, pledge agreements) and take such action (including, without limitation, the delivery of stock certificates and instruments) as the Administrative Agent may reasonably request in order to grant to the Administrative Agent, for the ratable benefit of the Lenders, as collateral security for the Obligations, a first priority perfected security interest in 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of, or equivalent ownership interests in, such direct Foreign Subsidiary, along with any warrants, options, or other rights to acquire the same, in all cases to the extent legally permissible and practicable and deliver to the Administrative Agent such legal opinions as it shall reasonably re-quest with respect thereto. For purposes of this subsection 7.9(b), "direct" means directly held by the Borrower or any Domestic Subsidiary.

      (c) If requested by the Administrative Agent, grant in favor of the Administrative Agent, for the benefit of the Lenders, Liens on any other assets other than real property (owned or leased) hereafter acquired by the Borrower or any Domestic Subsidiary and on previously encumbered assets which become unencumbered, to the extent such Liens are then permissible under applicable law and pursuant to any agreements to which the Borrower or its Subsidiaries are a party, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

      (d) In connection with any Acquisition, to the extent not otherwise provided for in this subsection 7.9, take all action necessary to assure that security interests and Liens for the benefit of the Lenders are granted and perfected in all material assets acquired in such Acquisition (including assets of Subsidiaries acquired in such Acquisition), subject in each case to Liens permitted under subsection 8.3.

      7.10. Rexall Purchase Agreement Remedies. Enforce and pursue all remedies available to it under the Rexall Purchase Agreement, including, without limitation, indemnification rights, which enforcement and pursuit are reasonable and practicable in the Borrower's good faith and reasonable business judgment.

      7.11. Post-Closing Obligations. (a) As expeditiously as possible, but in no event later than 30 days after the Closing Date (which date may be extended in the sole discretion of the Administrative Agent), execute and deliver Control Agreements (as defined in the Guarantee and Collateral Agreement) with respect to the accounts set forth on Schedule 7.11, and (b) use commercially reasonable efforts to execute and deliver a Landlord's Lien Waiver, Access Agreement and Consent with respect to each Leased Property set forth on Schedule 5.8.

                       SECTION 8.   NEGATIVE COVENANTS

      The Borrower hereby agrees that, so long as the Commitments (or any of them) remain in effect, any Loan or Reimbursement Obligation remains outstanding and unpaid or any other amount is due and payable to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

      8.1. Financial Condition Covenants.

      (a) Maintenance of Fixed Charge Coverage Ratio. Permit at the end of each fiscal quarter of the Borrower a Consolidated Fixed Charge Coverage Ratio of less than the ratio set forth below opposite the period in which such date occurs:

            Period                                        Ratio
            ------                                        -----

            Closing Date - December 30, 2003              1.50x

            December 31, 2003 - September 29, 2004        1.75x

            September 30, 2004 - Thereafter               2.00x

      (b) Maintenance of Consolidated Interest Coverage Ratio. Permit at the end of each fiscal quarter of the Borrower a Consolidated Interest Coverage Ratio of less than 5.00x.

      (c) Maintenance of Consolidated Indebtedness to Consolidated EBITDA Ratio. Permit the ratio of (i) Consolidated Indebtedness on any date during any test period set forth below to (ii) Consolidated EBITDA for the four fiscal quarters most recently ended prior to such date, to be greater than the amount set forth opposite such test period below:

            Test Period                                   Ratio
            -----------                                   -----

            Closing Date - March 30, 2004                 3.00x

            March 31, 2004 - December 30, 2004            2.75x

            December 31, 2004 - Thereafter                2.50x

      (d) Maintenance of Consolidated Senior Indebtedness to Consolidated EBITDA Ratio. Permit the ratio of (i) Consolidated Senior Indebtedness on any date during any test period set forth below to (ii) Consolidated EBITDA for the four fiscal quarters most recently ended prior to such date, to be greater than the amount set forth opposite such test period below:

            Test Period                                   Ratio
            -----------                                   -----

            Closing Date -March 30, 2004                  2.00x

            March 31, 2004 - December 30, 2004            1.75x

            December 31, 2004 - Thereafter                1.50x

      8.2. Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

            (a) Indebtedness of the Borrower or any Subsidiary under this Agreement or any other Loan Document;

            (b) existing Indebtedness of the Borrower and its Subsidiaries listed on Schedule 8.2 and any Refinancing Indebtedness in respect thereof;

            (c) Indebtedness of the Borrower to any Subsidiary of the Borrower and of any Domestic Subsidiary to the Borrower or to any other Subsidiary of the Borrower, provided that such indebtedness is evidenced by a promissory note that is pledged to the Administrative Agent in accordance with the Guarantee and Collateral Agreement;

            (d) Indebtedness under sale and leaseback transactions permitted by subsection 8.12;

            (e) Indebtedness of the Borrower under Hedge Agreements entered into solely to hedge interest rate exposure and not for speculative purposes;

            (f) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including obligations under Financing Leases and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof which Lien was not created in contemplation of such acquisition and on any extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this paragraph (f), and the aggregate amount of sale-leaseback transactions permitted under subsection 8.12 theretofore consummated, shall not exceed $15,000,000 at any time outstanding;

            (g) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this paragraph
     (g) shall not exceed $5,000,000 at any time outstanding;

            (h) Indebtedness of any Foreign Subsidiaries, in addition to Indebtedness permitted by paragraph (i), in an aggregate amount not in excess of $5,000,000 at any time outstanding;

            (i) Indebtedness of any Foreign Subsidiary to the Borrower or any other Subsidiary; provided that (A) the aggregate principal amount of Indebtedness of Holland & Barrett to the Borrower and the Domestic Subsidiaries, taken together with guarantees of obligations of Holland & Barrett permitted under subsection 8.4(g) and investments in Holland & Barrett permitted under subsection 8.9(d), shall not exceed $25,000,000 at any time outstanding, and (B) the aggregate principal amount of Indebtedness of Foreign Subsidiaries other than Holland & Barrett to the Borrower and the Domestic Subsidiaries, taken together with guarantees of obligations of Foreign Subsidiaries other than Holland & Barrett permitted under subsection 8.4(f) and investments in Foreign Subsidiaries other than Holland & Barrett permitted under subsection 8.9(d), shall not exceed $10,000,000 at any time outstanding;

            (j) Refinancing Indebtedness incurred in order to refinance in whole or in part the Obligations; and

            (k) other unsecured Indebtedness in an aggregate principal amount not exceed $10,000,000 at any time outstanding.

      8.3. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

            (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

            (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

            (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

            (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (e) easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not secure any monetary obligations and do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person;

            (f)   Liens existing as of the Closing Date and (i) listed on
      Schedule 8.3 and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, (ii) which are to be terminated pursuant to subsection 6.1(t) or (iii) previously identified in writing to the Administrative Agent, arrangements for the release of which satisfactory to the Administrative Agent have been made;

            (g) Liens securing Indebtedness of the Borrower permitted by subsection 8.2(f) incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise), provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets,
      (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property at the time it was acquired;

            (h) Liens on current assets of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted under subsection 8.2(i);

            (i) Liens (not otherwise permitted hereunder) which secure obligations in aggregate amount at any time outstanding not exceeding (as to the Borrower and all Subsidiaries), and on property with an aggregate value not exceeding, $5,000,000;

            (j)   Liens created pursuant to the Security Documents;

            (k) Liens securing Indebtedness permitted by subsection 8.2(g) to the extent such Lien is secured at the time that such Person becomes a Subsidiary and was not incurred in contemplation thereof; and

            (l) judgment Liens in respect of judgments that do not, in the aggregate, constitute an Event of Default under clause (j) of Section 9.

      8.4. Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

            (a) Guarantee Obligations in existence on the date hereof and listed on Schedule 8.4 and Guarantee Obligations in respect of any Refinancing Indebtedness of the Indebtedness to which such Guarantee Obligations listed on Schedule 8.4 relate;

            (b) Guarantee Obligations incurred after the date hereof in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

            (c) guarantees made in the ordinary course of its business by the Borrower of obligations of any of its Domestic Subsidiaries, which obligations are otherwise permitted under this Agreement;

            (d) the guarantee by the Domestic Subsidiaries under the Guarantee and Collateral Agreement;

            (e) guarantees of any Foreign Subsidiary of the obligations of any other Foreign Subsidiary;

            (f) guarantees by the Borrower of obligations of Foreign Subsidiaries other than Holland & Barrett; provided that the aggregate amount of such guarantees, taken together with Indebtedness of Foreign Subsidiaries other than Holland & Barrett permitted under subsection 8.2(i) and investments in Foreign Subsidiaries other than Holland & Barrett permitted under subsection 8.9(d), shall not exceed $10,000,000 at any time outstanding; and

            (g) guarantees by the Borrower of obligations of Holland & Barrett provided that the aggregate amount of such guarantees, taken together with Indebtedness of Holland & Barrett permitted under subsection 8.2(i) and investments in Holland & Barrett permitted under subsection 8.9(d), shall not exceed $25,000,000 at any time outstanding.

      8.5. Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

            (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Borrower (provided that if a Domestic Subsidiary is a party to such transaction, such Domestic Subsidiary shall be the continuing or surviving corporation);

            (b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Domestic Subsidiary of the Borrower; and

            (c) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and its Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders.

      8.6. Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than the Borrower or any wholly owned Domestic Subsidiary, except:

            (a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;

            (b)   the sale of inventory in the ordinary course of business;

            (c)   as permitted by subsection 8.5(b) or (c);

            (d)   the sale or other disposition of property listed on
      Schedule 8.6(d); and

            (e) the sale or other disposition of any other property at fair market value for consideration not in excess of $1,000,000 in the aggregate in any fiscal year.

      8.7. Limitation on Dividends and Other Restricted Payments. Declare or pay any dividend (other than dividends payable solely in its common stock) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary thereof (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called "Restricted Payments") except (a) as permitted by subsections 8.5 or 8.9,
(b) any Subsidiary may pay dividends to the Borrower or any other Subsidiary and (c) the Borrower or any Subsidiary may make Restricted Payments pursuant to and in accordance with customary stock option plans or other customary benefit plans for management or employees of the Borrower and its Subsidiaries.

      8.8.  Limitation on Capital Expenditures.  Make any Capital
Expenditure except for Capital Expenditures by the Borrower and its Subsidiaries in the ordinary course of business not exceeding $50,000,000 in the aggregate during any fiscal year of the Borrower.

      8.9. Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

            (a) extensions of trade credit in the ordinary course of business;

            (b)   investments in Cash Equivalents;

            (c) loans and advances to employees of the Borrower or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrower and its Subsidiaries not to exceed $1,000,000 at any one time outstanding;

            (d) investments by the Borrower or its Subsidiaries in any wholly owned Subsidiary of the Borrower which has complied with the conditions set forth in subsection 7.9(a) or any wholly owned Foreign Subsidiary which has complied with the conditions set forth in subsection 7.9(b); provided that (A) the aggregate amount of all such advances, loans, investments, transfers or guarantees by the Borrower and the Domestic Subsidiaries made to or on behalf of Holland & Barrett, taken together with loans to Holland & Barrett permitted under subsection 8.2(i) and guarantees of obligations of

      Holland & Barrett permitted under subsection 8.4(g), shall not exceed $25,000,000 at any time outstanding, and (B) the aggregate amount of all such advances, loans, investments, transfers or guarantees by the Borrowers and the Domestic Subsidiaries made to or on behalf of the Foreign Subsidiaries other than Holland & Barrett, taken together with loans to Foreign Subsidiaries other than Holland & Barrett permitted under subsection 8.2(i) and guarantees of obligations of Foreign Subsidiaries other than Holland & Barrett permitted under subsection 8.4(f), shall not exceed $10,000,000 at any time outstanding.

            (e) investments by the Borrower and its Subsidiaries existing on the Closing Date and set forth on Schedule 8.9(e);

            (f)   the Rexall Acquisition;

            (g) other Acquisitions; provided that (i) such Acquisitions permitted pursuant to this paragraph (g) shall be nonhostile acquisitions and (ii) the aggregate amount of investments (whether cash, securities or other consideration) permitted each fiscal year pursuant to this paragraph

      (g) shall not exceed, in the aggregate in any fiscal year, the sum of $25,000,000; and

            (h) additional investments not to exceed $10,000,000 in the aggregate while this Agreement is outstanding.

      8.10. Limitation on Optional Payments and Modifications of Debt Instruments. (a) Make any optional payment or prepayment on or redemption or purchase of any Indebtedness (other than the Loans) in excess of $5,000,000 per fiscal year, (b) amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of any Indebtedness (excluding the Loans) (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon), or (c) amend, modify or change (i) the subordination provisions of any Subordinated Debt or (ii) the provisions (including, without limitation, definitions and schedules) in the Rexall Purchase Agreement providing the Borrower with indemnification rights, other than, with respect to this clause (ii), any immaterial provision the amendment, modification or change of which would not adversely affect the Borrower.

      8.11. Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement and
(b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

      8.12. Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary; provided that such sale leaseback transactions in an amount of, together with the aggregate principal amount of Indebtedness permitted under subsection 8.2(f) then outstanding, up to $10,000,000 in the aggregate while this Agreement is in effect may be consummated by the Borrower; provided that the Borrower will not mortgage any existing Fee Property or Leased Property (including, without limitation, the Gel-Cap Facility) other than any mortgage to which such Fee Property or Leased Property is subject on the Closing Date (or any other mortgage in respect thereof so long as the related Indebtedness constitutes Refinancing Indebtedness).

      8.13. Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than September 30.

      8.14. Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than (a) this Agreement and the other Loan Documents, (b) the Subordinated Debt and (c) any industrial revenue bonds, purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired; provided that the foregoing shall not apply to
(i) restrictions and conditions imposed by law, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary permitted hereunder pending such sale, provided such restrictions or conditions apply only to the Subsidiary that is to be sold, (iii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted hereunder if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) customary provisions in leases and other contracts restricting the assignment thereof.

      8.15. Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for the nutritional supplements and healthfood businesses and business reasonably related thereto.

      8.16. Hedging Agreements.  Enter into any Hedging Agreement, except
(a) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock of the Borrower or any of its Subsidiaries) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

      8.17. Rexall Acquisition. Notwithstanding anything to the contrary herein, the transactions contemplated by the Rexall Purchase Agreement and consummated on the Closing Date shall not be deemed to violate the provisions of this Section 8.

                       SECTION 9.   EVENTS OF DEFAULT

            Upon the occurrence of any of the following events:

            (a) The Borrower shall fail to pay (i) any principal of any Loans or any Reimbursement Obligations when due (whether at the stated maturity, by acceleration or otherwise) in accordance with the terms thereof or hereof or (ii) any interest on any Loans, or any fee or other amount payable hereunder, within five days after any such interest, fee or other amount becomes due in accordance with the terms hereof; or

            (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished; or

            (c) The Borrower or any other Loan Party shall default in the observance or performance of any covenant contained in Section 8 hereof or in any negative covenant contained in any Security Document to which it is a party; or

            (d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document other than as provided in (a) through (c) above, and such default shall continue unremedied for a period of the greater of (x) 30 days, and (y) 60 days (if the Borrower or such Loan Party is diligently pursuing a remedy of such default) after the earlier to occur of (A) actual knowledge of such default by a Responsible Officer of the Borrower and (B) notice from the Administrative Agent to the Borrower; or

            (e) Any Loan Document shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party shall so assert; or any security interest created by any of the Security Documents in a material portion of the Collateral (as defined in the Guarantee and Collateral Agreement) shall cease to be enforceable and of the same effect and priority purported to be created thereby and, in each case, shall remain unremedied for a period of 10 days; or

            (f) The subordination provisions contained in any instrument pursuant to which the Subordinated Debt was created or in any instrument evidencing such Subordinated Debt shall cease, for any reason, to be in full force and effect or enforceable in accordance with their terms; or

            (g) The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than Indebtedness under this Agreement), in the payment of any Guarantee Obligation or in the payment of any Hedge

      Agreement Obligation, where, in any case or in the aggregate, the principal amount thereof then outstanding exceeds $5,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Guarantee Obligation or Hedge Agreement Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Guarantee Obligation or Hedge Agreement Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or Hedge Agreement Obligation or, beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

            (h) (i) The Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary shall commence any case, proceeding or other action
      (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

            (i) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; or

            (j) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid by insurance or otherwise fully covered by insurance or paid by a third-party indemnitor) of $5,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

            (k) (i) Any Person or "group" (within the meaning of Section 13(d) or 15(d) of the Exchange Act), other than any Person or group owning 10% or more of the Capital Stock of the Borrower on the date hereof (A) shall have acquired, combined with previous holdings, beneficial ownership of 25% or more of any outstanding class of capital stock of the Borrower having ordinary voting power in the election of directors or (B) shall obtain the power (whether or not exercised) to elect a majority of the Borrower's directors or (ii) the Board of Directors of the Borrower shall not consist of a majority of Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (h) above with respect to the Borrower or if such event is an Event of Default specified in clause (g) above resulting from the acceleration of the Subordinated Debt automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all Reimbursement Obligations, regardless of whether or not such Reimbursement Obligations are then due and payable) shall immediately become due and payable, and (B) if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the direction of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the direction of the Majority Lenders, the Administrative Agent shall, by notice of default to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all Reimbursement Obligations, regardless of whether or not such Reimbursement Obligations are then due and payable) to be due and payable forthwith, whereupon the same shall immediately become due and payable and (iii) with the consent of the Majority Lenders the Administrative Agent may, and upon the direction of the Majority Lenders, the Administrative Agent shall, exercise any and all remedies and other rights provided pursuant to this Agreement and/or the other Loan Documents.

      With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Participating Lenders, a security interest in such cash collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the Participating Lenders, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account.

      Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                 SECTION 10.   THE AGENTS AND THE ARRANGERS

      10.1. Appointment. Each Lender hereby irrevocably designates and appoints JPMorgan Chase as the Administrative Agent and as the Collateral Agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each of the Administrative Agent and the Collateral Agent, in such respective capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby irrevocably designates and appoints Fleet National Bank as the Syndication Agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Syndication Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Syndication Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

      10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

      10.3. Exculpatory Provisions. No Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

      10.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent with reasonable care. Each Agent may deem and treat the Person whose name is recorded in the Register pursuant to the terms hereof as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, to the extent provided in subsection 11.1, all of the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders (or, to the extent provided in subsection 11.1, all of the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

      10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default" (and, in the case of the Collateral Agent and the Syndication Agent, shall have received notice thereof as described in the following sentence). In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the other Agents and Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

      10.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent or any Agent's officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and into the Transactions, and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agents, the Arrangers or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent, the Collateral Agent or the Syndication Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

      10.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Total Loan Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Total Loan Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such

Agent's gross negligence or willful misconduct. The agreements in this subsection 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

      10.8. Agent in Its Individual Capacity. The entity which is an Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the entity which is such Agent were not such Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, such entity shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include the entity which is such Agent in its individual capacity.

      10.9. Successor Agents. Any Agent may resign as Agent upon 45 days' notice to the Lenders. If any Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (except during the occurrence and continuation of an Event of Default), such approval not to be unreasonably withheld, whereupon such successor agent shall succeed to the rights, powers and duties of such Agent, and the term "Administrative Agent," "Collateral Agent" or "Syndication Agent," as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Agent's resignation as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

      10.10. Issuing Lender . Each Lender hereby acknowledges that the provisions of this Section 10 shall apply to the Issuing Lender, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Agents.

                         SECTION 11.   MISCELLANEOUS

      11.1. Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 11.1. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent may, from time to time, (i) enter into with the applicable Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Lenders or of the Borrower or of any other Loan Party hereunder or thereunder or
(ii) waive at the Borrower's request, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

            (i) increase the Commitment of any Lender without the written consent of such Lender,

            (ii) reduce the principal amount of any Loan or Reimbursement Obligation or reduce the rate of interest thereon or require any Lender to offer Interest Periods of longer than six months without regard to availability, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

            (iii) postpone the scheduled date of payment of the principal amount of any Loan or Reimbursement Obligation, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

            (iv) change subsection 4.8 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby,

            (v) release the Guarantee and Collateral Agreement or all or a substantial portion of the Collateral under, and as defined in, the Security Documents or any Guarantor under, and as defined in, the Guarantee and Collateral Agreement, without the written consent of each Lender,

            (vi) change any of the provisions of this subsection 11.1 or the definition of "Majority Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender,

            (vii) amend or waive the mandatory prepayment provisions of subsection 4.4 without the written consent of Lenders holding a majority of the Term A Loans, the Term B Loans or the Aggregate Revolving Credit Commitments, in each case to the extent the Lenders in such Class are adversely affected thereby, or

            (viii) amend or waive any provisions of this Agreement or any other Loan Document for purposes of determining whether the conditions precedent set forth in subsection 6.2 to the making of any Revolving Credit Loan have been satisfied without the written consent of the Lenders holding a majority in interest of the Aggregate Revolving Credit Commitments.

In addition to the foregoing, (x) no such amendment, supplement or modification shall amend, modify or otherwise affect the rights or duties of any Agent, the Issuing Bank or the Swing Line Lender hereunder without the prior written consent of such Agent, the Issuing Bank or the Swing Line Lender, as the case may be, and (y) no such amendment, supplement, modification or waiver shall amend, modify or otherwise affect subsection
8.1 at a time when a Default or Event of Default shall have occurred and be continuing unless the Lenders holding a majority in inter-est of the Aggregate Revolving Credit Commitments shall have consented in writing to such amendment, modification or waiver. Any waiver and any amendment, supplement or modification pursuant to this subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Borrower, the applicable other Loan Parties, the Lenders, the Agents and all future holders of the Loans and the Reimbursement Obligations. In the case of any waiver, the Borrower, the Lenders and the Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

      11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower, the Issuing Lender and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified in writing by the respective parties hereto:

      The Borrower:                    c/o NBTY, Inc.

                                       90 Orville Drive
                                       Bohemia, New York  11716-2510
                                       Attention:  President
                                       Fax:  (631) 567-7148
The Administrative
Agent, the Collateral
Agent, the Issuing
Lender or Swing Line

Lender:                                JPMorgan Chase Bank
                                       395 North Service Road
                                       Melville, New York  11747
                                       Attention:  William A. DeMilt, Jr.
                                       Fax:  (631) 755-5184

With a copy to:                        JPMorgan Chase Bank
                                       Loan and Agency Services Group
                                       1111 Fannin, 10th Floor
                                       Houston, Texas  77002
                                       Attention:  Glen Hector
                                       Fax:  (713) 750-2938
                                       and

                                       Cahill Gordon & Reindel LLP
                                       80 Pine Street
                                       New York, New York  10005
                                       Attention:  Michael A. Becker, Esq.
                                       Fax:  (212) 269-5420

The Syndication Agent:                 Fleet National Bank
                                       300 Broad Hollow Road
                                       Melville, New York  11747
                                       Attention:  Philip Davi
                                       Fax:  (631) 547-7815

provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders pursuant to subsection 2.2, 2.4, 2.5, 2.7, 3.2 or 4.2 shall not be effective until received.

      11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

      11.4. Survival . All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder until all obligations hereunder and under the other Loan Documents have been paid in full and the Commitments hereunder have been terminated. The agreements in subsection 4.12 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder until the expiration of the applicable statute of limitations for such taxes.

      11.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, syndication and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of New York counsel to the Administrative Agent, (b) to pay or reimburse each Lender and any Agent for all its costs and expenses incurred during the continuance of any Default or Event of Default in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, in-cluding, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, and hold harmless each Lender and the Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, Other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and related documents or the use of the proceeds of the Loans, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities solely arising from the gross negligence or willful misconduct of the Agents or any such Lender, as the case may be. The agreements in this subsection shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

      11.6. Successors and Assigns; Participation and Assignments. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and
(ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection 11.6. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this subsection 11.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

      (b) (i) Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

            (A) the Borrower, provided that no consent of the Borrower shall be required at any time for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or for any assignment to any assignee prior to completion of primary syndication of the Loans and Commitments hereunder (as determined by JPMorgan Chase in its sole discretion) or if a Default or Event of Default has occurred and is continuing; and

            (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Credit Commitment to an assignee that is a Lender with a Revolving Credit Commitment immediately prior to giving effect to such assignment or an Affiliate of such Lender or (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

            (ii) Assignments shall be subject to the following additional conditions:

            (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required prior to completion of primary syndication of the Loans and Commitments hereunder (as determined by JPMorgan Chase in its sole discretion) or if a Default or Event of Default has occurred and is continuing;

            (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans;

            (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable in the event of simultaneous assignments by a Lender to or from two or more Approved Funds; and

           (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire.

      For purposes of the minimum assignment sizes set forth in subsection 11.6(b)(ii)(A), simultaneous assignments to Approved Funds under common management by a Lender shall be aggregated. For the purposes of this subsection 11.6(b), the term "Approved Fund" has the following meaning:

      "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

      (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this subsection, from and after the effective date specified in each Assignment and Assumption the assignee thereunder ("Assignee") shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph
(c) of this subsection.

      (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Letter of Credit disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Agents, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

      (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee's completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

      (c) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swing Line Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (ii), (iii) and (v) of subsection 11.1 that affects such Participant. Subject to paragraph (c)(ii) of this subsection, the Borrower agrees that each Participant shall be entitled to the benefits of subsections 4.10, 4.11 and 4.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7 as though it were a Lender, provided that such Participant agrees to be subject to subsection
4.8 as though it were a Lender.

      (ii) A Participant shall not be entitled to receive any greater payment under subsections 4.10 or 4.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of subsection 4.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with subsection 4.12(e) as though it were a Lender.

      (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

      11.7. Adjustments; Set-off. If any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of its Loans owing to it by the Borrower, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (h) of Section 9 or otherwise, except for payments pursuant to the operation of subsections 4.14(b) or 11.6), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans owing to it by the Borrower, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan owing to it by the Borrower, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

      (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

      11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.

     11.9. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      11.10.Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, any Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

      11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

      11.12. Submission to Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

            (i) submits for itself and its property in any legal action or proceeding relating to this Agreement or any other Loan Document to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

            (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

            (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

            (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

            11.13. Acknowledgements.  The Borrower hereby acknowledges that:

            (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

            (b) none of the Administrative Agent or any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agents and the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

            (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

      11.14. WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

      11.15. Confidentiality. Each Agent and Lender and the Issuing Lender agrees to take normal and reasonable precautions to maintain the confidentiality of information provided to it by the Borrower or any Subsidiary in connection with this Agreement (and, if delivered after the date of this Agreement, designated in writing as confidential); provided, however, that any such Person may disclose such information (a) at the request of any regulatory authority having supervisory jurisdiction over it or in connection with an examination of such Person by any such authority or the request of any rating agency requiring access to a Lender's portfolio, (b) pursuant to subpoena or other court process, (c) when required to do so in accordance with the provisions of any applicable law, (d) at the direction of any other Governmental Authority, (e) to such Person's Affiliates, independent auditors and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (f) which has become generally available to the public, other than as a result of a disclosure by such Person or agent of such Person or a disclosure known to such Person or agent of such Person to have been made by any person or entity to which such Person or agent has delivered such confidential information, (g) which becomes available to such Person from a source other than the Borrower or any Subsidiary (provided that such source is not known to such Person to be bound by a duty of confidentiality to the Borrower or any Subsidiary) or (h) to any Participant or Assignee or potential Participant or Assignee (each, a "Transferee") or any pledgee (or prospective pledgee) (each, a "Pledgee") of any Lender that is a Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business; provided that such Transferee or Pledgee agrees in writing to comply with the provisions of this subsection 11.15.

      Notwithstanding the foregoing paragraphs of this subsection 11.15, any party to this Agreement and the transactions contemplated hereby (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this Agreement and the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws. The foregoing language is not intended to waive any confidentiality obligations otherwise applicable under this Agreement except with respect to the information and materials specifically referenced in the preceding sentence.

      11.16. Designation of Senior Indebtedness. The Indebtedness of the Borrower under this Agreement shall constitute "Designated Senior
Indebtedness" pursuant to, for all purposes of, and under and as defined in, the Existing Notes Indenture.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                       NBTY, INC.




                                       By:
                                            ------------------------------
                                            Name:
                                            Title:

                                       JPMORGAN CHASE BANK,
                                       as Administrative Agent and Collateral
                                       Agent and as a Lender, and as Swing Line
                                       Lender, and as Issuing Lender




                                       By:
                                            ------------------------------
                                            Name:
                                            Title:
                                       FLEET NATIONAL BANK,
                                        as Syndication Agent and as a Lender

                                       By:
                                            ------------------------------
                                            Name:
                                            Title:

                                                                    SCHEDULE I
                                                                    ----------

                           COMMITMENTS; ADDRESSES

===============================================================================================

                                      Revolving Credit      Term Loan A          Term Loan B
Lender                                  Commitments          Commitment          Commitment
-----------------------------------------------------------------------------------------------

JPMorgan Chase Bank
395 North Service Road
Melville, New York  11747
Telecopy:  (631) 755-5184
Attention:  William A. DeMilt, Jr.    $[             ]    $[             ]    $[              ]
-----------------------------------------------------------------------------------------------

Fleet National Bank
300 Broadhollow Road
Melville, New York  11747
Telecopy:  Philip Davi
Attention:  (631) 547-7815            $[             ]    $[             ]    $[              ]
-----------------------------------------------------------------------------------------------

TOTAL
                                      $100,000,000.00     $[             ]    $[              ]
===============================================================================================